UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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Groupon, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2015 PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Groupon, Inc. will be held at 10:00 a.m. Central Time on June 18, 2015 at

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Dear Stockholder:

I am pleased to invite you to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Groupon, Inc. (the “Company” or “Groupon”), which will be held at Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601 on June 18, 2015 at 10:00 a.m. Central Time. Doors will open at 9:30 a.m. Central Time.

The attached Notice of Annual Meeting of Stockholders and proxy statement contain details of the business to be conducted at the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy via the Internet, by phone, or by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

We urge you to read the accompanying proxy statement carefully and to vote FOR the director nominees proposed by the Board of Directors and FOR the other proposals in accordance with the recommendations of the Board of Directors.

On behalf of the Board of Directors, I would like to express our appreciation for your interest in Groupon.

Sincerely,

Ted Leonsis

Chairman of the Board

GROUPON, INC.

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	June 18, 2015 at 10:00 a.m. Central Time

Place	Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601

Items of Business	1. To elect eight directors from the nominees named in this proxy statement.

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015.

3. To approve, on an advisory basis, the compensation of our Named Executive Officers (as hereinafter defined), as described in this proxy statement.

4. To transact other business that may properly come before the Annual Meeting.

Record Date	April 24, 2015 (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.

Proxy Voting	IMPORTANT

Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card will save the expenses and efforts of additional solicitation. If you wish to vote by mail, we have enclosed an addressed envelope, postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares in person at the Annual Meeting, as your proxy is revocable at your option as described in the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 18, 2015. We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. By doing so, we save costs and reduce the environmental impact of our Annual Meeting. We will mail a Notice of Internet Availability of Proxy Materials to certain of our stockholders. This Notice contains instructions about how to access our proxy materials and vote online or vote by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via e-mail unless you elect otherwise.

By order of the Board of Directors,

Dane Drobny

General Counsel and Secretary

Chicago, Illinois

April 7, 2015

The date of this proxy statement is April 29, 2015, and it is first being delivered to stockholders on or about May 8, 2015.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

Date and Time	June 18, 2015, 10:00 a.m. Central Time

Place	Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601

Record Date	April 24, 2015

Voting	Stockholders as of the close of business on the Record Date are entitled to vote. Each share of Class A common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on. Each share of Class B common stock is entitled to 150 votes for each director nominee and 150 votes for each of the proposals to be voted on. The Class A common stock and Class B common stock will vote together as a single class. In this proxy statement, we refer to the Class A common stock and the Class B common stock collectively as the “common stock.”

Admission	If you are a record holder, you must provide identification, and if you hold your shares through a broker, bank or other nominee, you must provide proof of ownership.

Meeting Agenda

•	Elect eight directors. Our Board of Directors unanimously recommends a vote “FOR” the election of all eight director nominees.

•

Ratify Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015. Our Board of Directors unanimously recommends a vote “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2015.

•

Advisory approval of our Named Executive Officer compensation. Our Board of Directors unanimously recommends a vote “FOR” stockholder approval, on an advisory basis, of our executive compensation program.

•	Transact other business that may properly come before the meeting.

Our Director Nominees

The following table provides summary information about each director nominee. Each director is elected annually by a plurality of votes cast.

		Director Since			Other Public Boards	Committee Memberships
Name	Age		Position	Independent		AC CC NGC
Theodore Leonsis	59	2009	Chairman	✓	1

Eric Lefkofsky	45	2006	Chief Executive Officer and Director		0

Peter Barris(1)	63	2008	Director	✓	0	M, F	C	M

Robert Bass	65	2012	Director	✓	1	C, F

Daniel Henry	65	2012	Director	✓	2	M, F

Jeffrey Housenbold(1)	45	2013	Director	✓	2

Bradley Keywell	45	2006	Director	✓	2		M	C

Ann Ziegler(1)	56	2014	Director	✓	1		M	M

AC	Audit Committee	C	Chair
CC	Compensation Committee	M	Member
NGC	Nominating and Governance Committee	F	Financial expert

(1)	Effective following the Annual Meeting, and subject to the election of the director nominees at the Annual Meeting, the Board has approved changes to the membership of its committees and (i) Mr. Barris will rotate off of the Audit Committee, (ii) Mr. Housenbold will join the Compensation Committee and (iii) Ms. Ziegler will join the Audit Committee and rotate off of the Compensation Committee.

Attendance	Each director nominee is a current director. Each current director, as well as all persons who served as directors during 2014, attended at least 75% of the aggregate number of meetings of the Board and each committee on which he or she sits.

See “Board of Directors” and “Election of Directors” for more information.

Executive Compensation Matters

Executive Compensation Advisory Vote

Our Board of Directors unanimously recommends that stockholders vote to approve, on an advisory basis, the compensation of Groupon’s Named Executive Officers in 2014, as described more fully in this proxy statement.

Pay for Performance

To date, we have designed our compensation practices such that a significant portion of the Named Executive Officers’ total pay package consists of equity-based awards, and, therefore, the value of the pay packages is tightly correlated with our long-term performance.

Sound Design

We design our executive officer compensation programs to attract, motivate and retain the key executives who drive our success. We also design our pay packages to align the interests of our executives with those of our long-term stockholders. We achieve our objectives through compensation that:

•	Enables us to recruit and retain talented and experienced individuals who are able to develop, implement and deliver on long-term business strategies;

•	Ties a substantial portion of each executive’s compensation directly to the long-term value and growth of the Company;

•	Rewards both Company and individual performance and achievement;

•	Ensures that our pay structure does not encourage unnecessary and excessive risk taking; and

•	Ensures that our compensation is reasonable and competitive with pay packages made available to executives at companies with which we compete for executive talent.

See “Compensation Discussion & Analysis,” “Named Executive Officer Compensation” and “Advisory Approval of Our Named Executive Officer Compensation” for more information.

Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2015. During 2014, Ernst & Young served as our independent registered public accounting firm and also provided certain tax and other services. We ask that our stockholders ratify the selection of Ernst &Young as our independent registered public accounting firm for fiscal year 2015.

See “Audit Committee Matters” and “Ratification of Independent Registered Public Accounting Firm” for more information.

Forward-Looking Statements

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations. The words “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “continue” and other similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include, among others, those discussed in Part I,

Item 1A: Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2014, as well as in our consolidated financial statements, related notes, and the other financial information appearing elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2014, and our other filings with the Securities and Exchange Commission (the “SEC”). Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. We do not intend, and undertake no obligation, to update any of our forward-looking statements after the date of this proxy statement to reflect actual results or future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors of Groupon, Inc. (the “Board”) is providing these proxy materials to you in connection with the Board’s solicitation of proxies for use at Groupon’s Annual Meeting of Stockholders, which will take place on June 18, 2015 (the “Annual Meeting”). Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement. The Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed on or about May 8, 2015 in connection with the solicitation of proxies on behalf of the Board.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of certain of our executive officers and our directors, and certain other required information. Groupon’s Annual Report on Form 10-K for the year ended December 31, 2014, which includes our audited consolidated financial statements, is also enclosed with this proxy statement.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are three proposals to be voted on at the Annual Meeting:

•	The election of the eight director nominees listed in this proxy statement to serve on our Board.

•	The ratification of the appointment of Ernst & Young as our independent registered public accounting firm for fiscal year 2015.

•	An advisory vote to approve our Named Executive Officer compensation.

As of the date of this proxy statement, we are not aware of any other matters to be presented at the Annual Meeting other than those set forth in this proxy statement and in the Notice accompanying this proxy statement. If any other matters properly come before the Annual Meeting, however, the persons named as proxies will be authorized to vote or otherwise act in accordance with their judgment.

Q.	How does the Board recommend that I vote?

A:	The Board recommends that you vote:

•	“FOR” the election of each of the eight director nominees named in this proxy statement.

•	“FOR” the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for fiscal year 2015.

•	“FOR” the approval, on an advisory basis, of our Named Executive Officer compensation.

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

A:	Pursuant to the rules of the SEC, we have provided access to our proxy materials over the Internet. Accordingly, we are sending the Notice to our stockholders of record and beneficial owners as of the record date. Instructions on how to access the proxy materials over the Internet or to request a printed copy by mail may be found in the Notice. In addition, the Notice provides information on how stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:	How many shares are entitled to vote?

A:	Each share of Groupon’s common stock outstanding as of the close of business on April 24, 2015, the Record Date, is entitled to vote at the Annual Meeting. At the close of business on April 24, 2015, 675,754,631 shares of Class A common stock and 2,399,976 shares of Class B common stock were outstanding and entitled to vote. You may vote all of the shares owned by you as of the close of business on the Record Date. Each holder of shares of Class A common stock is entitled to one vote for each share of Class A common stock held as of the Record Date, and each holder of shares of Class B common stock is entitled to 150 votes for each share of Class B common stock held as of the Record Date. The Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. The shares you are entitled to vote include shares that are (i) held of record directly in your name, including shares issued under Groupon’s equity incentive plans and (ii) held for you as the beneficial owner through a stockbroker, bank, or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many stockholders of Groupon hold their shares beneficially through a broker, bank, or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, specifically:

Shares held of record

If your shares are registered directly in your name with Groupon’s transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by Groupon. As a stockholder of record, you have the right to grant your voting proxy directly to Groupon or to vote in person at the Annual Meeting. Groupon has enclosed a proxy card for you to use. You may also submit voting instructions via the Internet or by telephone as described below under “How can I vote my shares without attending the Annual Meeting?”

Shares owned beneficially

If your shares are held in a stock brokerage account or by a broker, bank, or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote the shares in your account, and you are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request and receive a valid proxy from your broker, bank, or other nominee. Your broker, bank, or other nominee has enclosed a voting instruction form for you to use to direct the broker, bank, or other nominee as to how to vote your shares. Many brokers or banks also offer voting via the Internet or by telephone. Please refer to the voting instruction form provided by your broker, bank, or other nominee for instructions on the voting methods they offer.

Q:	Can I attend the Annual Meeting?

A:

You are invited to attend the Annual Meeting if you are a stockholder of record or a beneficial owner as of April 24, 2015. If you are a stockholder of record, you must bring proof of identification. If you hold your shares through a broker, bank, or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction form provided by your broker or a copy of a brokerage statement showing your share ownership as of April 24, 2015. Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting. Attendees will be subject to security inspections.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote in person, please bring proof of identification. Even if you plan to attend the Annual Meeting, Groupon recommends that you submit a proxy with respect to the voting of your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. Shares held in street name through a brokerage account or by a broker, bank, or other nominee may be voted in person by you only if you obtain a valid proxy from your broker, bank, or other nominee giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote by proxy or submit a voting instruction form without attending the Annual Meeting. If you hold your shares directly as the stockholder of record, you may submit your proxy via the Internet, by telephone, or by completing and mailing your proxy card in the enclosed pre-paid envelope. Telephone and Internet voting facilities for stockholders of record will be available 24 hours per day. You may vote over the telephone or via the Internet until 10:59 p.m. Central Time on June 17, 2015. If you hold your shares beneficially in street name, your broker or bank may offer voting via the Internet or by telephone or you may mail your voting instruction form in the enclosed prepaid envelope. Please refer to the enclosed materials for details.

Q:	Can I change my vote or revoke my proxy?

A:	If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the Annual Meeting. Proxies may be revoked by any of the following actions:

•

delivering a timely written notice of revocation with our Corporate Secretary at our corporate headquarters (600 West Chicago Avenue, Suite 400, Chicago, Illinois 60654, Attention: Corporate Secretary);

•	submitting a new, later dated proxy via the Internet, by telephone, or by mail to our Corporate Secretary at our corporate headquarters; or

•	attending the Annual Meeting and voting in person (attendance at the Annual Meeting will not, by itself, revoke a proxy).

If your shares are held in a brokerage account by a broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or other nominee.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR,” “AGAINST,” or “WITHHOLD” with respect to each of the nominees. If you elect to abstain from the election of directors, the abstention will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only votes “FOR” and “AGAINST” director nominees are counted. “WITHHOLD” votes will not have an effect on the outcome of the election of directors.

For the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for fiscal year 2015 and the advisory vote to approve the compensation of our Named Executive Officers, you may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of these proposals. If you elect to abstain from voting on any of these proposals, the abstention will have the same effect as an “AGAINST” vote with respect to such proposal.

If you sign and return your proxy card or voting instruction form without giving specific voting instructions, your shares will be voted as recommended by our Board. If you are a beneficial holder and do not return a voting instruction form, your broker may only vote on the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for fiscal year 2015, as this is the only “routine matter” to be voted upon at the Annual Meeting. For additional information regarding treatment of “routine” and “non-routine” matters, please see “What are broker non-votes and what effect do they have on the proposals?” below.

Q:	Who will count the votes?

A:	A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.

Q:	What is the quorum requirement for the Annual Meeting?

A:	The quorum requirement for holding and transacting business at the Annual Meeting is a majority of the aggregate voting power of the capital stock entitled to be voted at the Annual Meeting. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What is the voting requirement to approve each of the proposals?

A:	Directors will be elected by a plurality of the votes cast in the election of directors. A plurality means that the eight persons receiving the highest number of affirmative “FOR” votes at the Annual Meeting will be elected.

The affirmative vote of a majority of the votes represented by shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve each of the following proposals: (i) the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for fiscal year 2015 and (ii) the advisory vote to approve compensation of our Named Executive Officers.

Q:	What are broker non-votes and what effect do they have on the proposals?

A:	Generally, broker non-votes occur when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (i) has not received voting instructions from the beneficial owner and (ii) lacks discretionary voting power to vote those shares with respect to that particular proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the appointment of Ernst & Young as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as the election of our directors and the advisory vote to approve the compensation of our Named Executive Officers.

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors. If you hold your shares in street name and you do not instruct your broker, bank, or other nominee how to vote in the election of directors, no votes will be cast on your behalf.

Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business at the Annual Meeting, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and, therefore, will have no effect on the outcome of the vote on an individual proposal. Thus, if you do not give your broker specific voting instructions, your shares will not be voted on “non-routine” matters and will not be counted in determining the number of shares necessary for approval.

Q:	What does it mean if I receive more than one proxy card or voting instruction form?

A:	It means your shares are registered under different names or are held in more than one account. Please provide voting instructions for each proxy card and voting instruction form you receive to ensure that all of your shares are voted.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K that we expect to file with the SEC within four business days of the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to disclose preliminary voting results and, within four business days after the final results are known, we will file an amended Form 8-K with the SEC to disclose the final voting results.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	The Board is soliciting your proxy to vote your shares of common stock at the Annual Meeting. Groupon will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. Groupon will provide copies of these proxy materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. Groupon may reimburse brokerage firms and other persons representing beneficial owners of shares for their out-of-pocket expenses in forwarding solicitation materials to such beneficial owners. Solicitations may also be made by personal interview, mail, telephone, facsimile, email, or otherwise by directors, officers, and other employees of Groupon, but Groupon will not additionally compensate its directors, officers, or other employees for these services.

Q:	How can I get electronic access to the proxy statement and Annual Report?

A:	The Notice provides you with instructions regarding how to view our proxy materials for the Annual Meeting on the Internet and request that we send our future proxy materials to you by mail or by email. By accessing the proxy materials on the Internet or choosing to receive your future proxy materials by email, you will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. If you choose to receive future proxy materials by mail, you will receive a paper copy of those materials, including a form of proxy. Your election to receive proxy materials by mail or email will remain in effect until you notify us that you are terminating your request.

Q:	How do I obtain a separate set of proxy materials if I share an address with other stockholders?

A:	To reduce expenses, in some cases, we are delivering one set of proxy materials to certain stockholders who share an address, unless otherwise requested. This delivery method is referred to as “householding” and can result in cost savings to us. A separate proxy card is included in the proxy materials for each of these stockholders. If you reside at such an address and wish to receive a separate copy of the proxy materials, including our annual report, you may contact Broadridge Financial Solutions, Inc. by telephone at 1-800-542-1061 or mail at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department or Groupon’s Investor Relations by telephone at 312-334-1579 or mail at 600 West Chicago Avenue, Suite 400, Chicago, Illinois 60654, Attention: Investor Relations.

You may also contact Broadridge or Groupon’s Investor Relations at the telephone numbers and addresses above if you would like to receive separate proxy materials in the future or if you are receiving multiple copies of our proxy materials and would like to receive only one copy in the future.

Q:	How can I obtain an additional proxy card or voting instruction form?

A:	If you lose, misplace, or otherwise need to obtain a proxy card or voting instruction form and:

•	you are a stockholder of record, contact Groupon’s Investor Relations by mail at 600 West Chicago Avenue, Suite 400, Chicago, Illinois 60654 or by telephone at 312-334-1579; or

•	you are the beneficial owner of shares held indirectly through a broker, bank, or other nominee, contact your account representative at that organization.

CORPORATE GOVERNANCE AT GROUPON

CORPORATE GOVERNANCE PRINCIPLES

Corporate governance at Groupon is used to promote the long-term interests of our stockholders, as well as to maintain internal checks and balances, strengthen management accountability, engender public trust and foster responsible decision making and accountability. We continue to strengthen existing governance practices and develop new policies that make us a better company.

Our Board periodically reviews evolving legal, regulatory, and best practice developments to determine those that will best serve the interests of our stockholders. Highlights of our corporate governance framework include:

Board Independence and Expertise

•	Seven of our eight directors are independent directors under the listing standards of the NASDAQ Global Select Market (“NASDAQ”). We are committed to maintaining a majority of independent directors.

•	The independent directors meet regularly in executive session.

•	Only independent directors are members of the Audit, Compensation, and Nominating and Governance Committees.

•	Messrs. Bass, Barris and Henry, members of our Audit Committee, are each an “audit committee financial expert” under SEC rules.

Chief Executive Officer and Chairman

The roles of Chairman and Chief Executive Officer are currently separate and have historically been separate other than during the period from February 28, 2013 through August 5, 2013, during which time Messrs. Lefkofsky and Leonsis both served in the Office of the Chief Executive on an interim basis. On August 5, 2013, Mr. Lefkofsky was appointed to serve as Chief Executive Officer, and Mr. Leonsis was appointed to serve as Chairman of the Board. In his role as Chairman of the Board, Mr. Leonsis is responsible for presiding at meetings of our Board of Directors.

Stockholder Authority

•	All directors are elected annually; Groupon does not have a classified board.

•	We have a confidential voting policy to protect our stockholders’ voting privacy.

•	Stockholders representing 50% or more of our total voting power can call a special stockholders’ meeting by following the procedural requirements in our Amended and Restated By-laws (“Bylaws”).

Risk Oversight

•	The Board, either directly or through its committees, as discussed below, exercises direct oversight of strategic risks to the Company.

•

The Audit Committee reviews and assesses the Company’s processes to manage business, financial and related reporting risks. It also reviews the Company’s policies for risk assessment and assesses the steps management has taken to control significant risks.

•	The Compensation Committee oversees risks relating to compensation programs and policies to ensure that our compensation programs do not encourage unnecessary risk-taking.

•	The Nominating and Governance Committee oversees risks relating to our governance structure.

•	Management periodically reports to our Board or the relevant committee, which provides guidance on risk tolerance, assessment and mitigation.

•

Each committee charged with risk oversight reports to the Board on such matters. The Company believes that because each of the standing committees of the Board is comprised entirely of independent directors, the CEO and the Chairman are subject to the risk oversight of the independent directors.

CORPORATE GOVERNANCE GUIDELINES AND COMMITTEE CHARTERS

Our Corporate Governance Guidelines and the charters of the three standing committees of the Board describe our governance framework. The Corporate Governance Guidelines and charters are intended to ensure our Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of management. Our Corporate Governance Guidelines also are intended to align the interests of directors and management with those of our stockholders, and comply with or exceed the requirements of NASDAQ and applicable law. They establish the practices our Board follows with respect to such issues as:

•	Board composition and member selection;

•	Board meetings and involvement of senior management;

•	CEO performance evaluation;

•	management succession planning;

•	Board committees; and

•	director compensation.

Pursuant to the Corporate Governance Guidelines, the Board conducts self-evaluations to assess its adherence to the Corporate Governance Guidelines and committee charters and to identify opportunities to improve Board performance. The Board reviews our Corporate Governance Guidelines and committee charters and updates them as necessary to reflect changes in regulatory requirements and evolving oversight practices.

GROUPON INVESTOR RELATIONS WEBSITE

If you would like additional information about our corporate governance practices, you may view the following documents at http://investor.groupon.com:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Governance Committee Charter

•	Corporate Governance Guidelines

•	Code of Conduct

We will provide any of the foregoing information without charge upon written request to the Corporate Secretary, Groupon, Inc., 600 West Chicago Avenue, Suite 400, Chicago, Illinois 60654. In addition, stockholders and other interested parties may communicate with any of our directors, including our independent directors or the directors as a group, by writing to the Corporate Secretary, Groupon, Inc., 600 West Chicago Avenue, Suite 400, Chicago, Illinois 60654. The Corporate Secretary will forward relevant communications to the appropriate directors depending on the facts and circumstances outlined in the communication.

BOARD AND EXECUTIVE LEADERSHIP

The roles of Chairman of the Board and Chief Executive Officer are held separately. The Board does not have a policy as to whether the Chairman should be an independent director, an affiliated director or a member of management.

Our Board believes its current leadership structure is appropriate because it effectively allocates authority, responsibility and oversight between management and the independent members of our Board. It does this by giving primary responsibility for the operational leadership and strategic direction of the Company to our Chief Executive Officer, while enabling the Chairman to facilitate our Board’s oversight of management, promote communication between management and our Board, and support our Board’s consideration of key governance matters. The Board believes its programs for overseeing risk, as described above under “Risk Oversight,” would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of structure.

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines provide that a majority of our directors will be independent, based on the listing standards of NASDAQ as well as the Board’s determination that the director does not have a relationship with Groupon that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out director responsibilities.

Based on the review and recommendation by the Nominating and Governance Committee, the Board analyzed the independence of each director in 2014 and each director nominee and determined that Ms. Ziegler and Messrs. Barris, Bass, Henry, Housenbold, Keywell and Leonsis meet the standards of independence under our Corporate Governance Guidelines and applicable NASDAQ listing standards, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment, and that Mellody Hobson, who served as a director until our annual meeting in May 2014, met such independence standards during her service as a director in 2014. The Board determined that Mr. Lefkofsky, our Chief Executive Officer, is not independent.

In particular, in making its determinations with respect to director independence, the Board considered Mr. Leonsis’ service to the Company in the Office of the Chief Executive on an interim basis from February 2013 to August 2013. Under applicable NASDAQ rules, Mr. Leonsis may be considered independent if the board of directors concludes that his former employment as an interim executive officer would not interfere with his exercise of independent judgment in carrying out his responsibilities as director. The Board concluded that Mr. Leonsis is an independent director in accordance with the applicable NASDAQ rules.

PROCEDURES FOR NOMINATING DIRECTORS

The Nominating and Governance Committee annually reviews with the Board the applicable skills and characteristics required of Board nominees, considering current Board composition and Company circumstances. Our Corporate Governance Guidelines and Nominating and Governance Committee charter provide guidelines with respect the consideration of director candidates. In making its recommendations to our Board, the Nominating and Governance Committee considers, among other things, the qualifications of individual director candidates. The Committee retains any search firms and approves payment of their fees. The Nominating and

Governance Committee works with our Board to determine the appropriate characteristics, skills and experiences for the Board as a whole and its individual members with the objective of having a board with diverse backgrounds and experience in business, education and public service. Characteristics expected of all directors include integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the Board. In evaluating the suitability of individual Board members, our Board takes into account many factors, including general understanding of marketing, finance and other disciplines relevant to the success of a large publicly-traded company in today’s business environment; understanding of our business and technology; independence; educational and professional background; personal accomplishments; and geographic, gender, age and ethnic diversity. Our Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience.

In determining whether to recommend a director for re-election, the Nominating and Governance Committee considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board in addition to the factors described above.

The Nominating and Governance Committee assesses the effectiveness of its efforts to maintain an effective Board in the course of its regular responsibilities, which include annually:

•	reporting to our Board on the performance and effectiveness of the Board,

•	presenting to our Board individuals recommended for election to the Board at the annual stockholders meeting, and

•	obtaining or performing an assessment of the Committee’s own performance.

The Nominating and Governance Committee will consider stockholders’ recommendations for candidates for the Board using the same criteria described above. The name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of Company stock should be sent to the attention of Corporate Secretary, Groupon, Inc., 600 West Chicago Avenue, Suite 400, Chicago, Illinois 60654. A stockholder who wishes to formally nominate a candidate must follow the procedures described in Section 2.4 of our Bylaws.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Audit Committee is responsible for approving related party transactions, as defined in applicable rules promulgated by the SEC. Our Audit Committee operates under a written related party transaction policy pursuant to which all related party transactions are reviewed for potential conflicts of interest. In addition, our Code of Conduct requires that our directors and executive officers avoid situations where there will be an actual or perceived conflict of interest, and our Nominating and Corporate Governance Committee reviews potential conflicts of interest of directors. In the ordinary course of our business, we have entered into the transactions described below with certain of our directors and executive officers. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. In addition, pursuant to our related party transaction policy, all of the transactions set forth below were approved by our Audit Committee.

We have adopted a policy regarding the use of private aircraft for business travel by executives. In accordance with the policy, we may pay for the incremental operating costs of a private aircraft used for business travel. During 2014, we chartered for business use an aircraft leased by an entity owned by Mr. Lefkofsky. We chartered the aircraft through Executive Jet Management, a third party aircraft management company, at terms no less favorable than we could have obtained through an arms-length transaction, which in turn reimbursed the entity owned by Mr. Lefkofsky. In 2014, we made payments to Executive Jet Management of approximately $277,000 for business trips taken by Mr. Lefkofsky and other members of management.

During 2014, we engaged in transactions with Obaz, Inc. (“Obaz”), a Lightbank LLC portfolio company. Messrs. Lefkofsky and Keywell co-founded Lightbank, a private investment firm, in 2008 and have served as managers since that time. During 2014, we entered into a services agreement with Obaz pursuant to which Obaz provided product development services to us and we paid Obaz approximately $220,000. On April  14, 2014, we acquired Obaz for approximately $250,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Our employees prepare these reports for our directors and executive officers who request it using information obtained from them and from Groupon’s records. We believe that all applicable Section 16(a) filing requirements were timely met during fiscal year 2014 except that (i) the vesting of restricted stock units on April 30, 2014 of Sri Viswanath was inadvertently reported late in a Form 4 filed on May 13, 2014 and (ii) the sale of common stock pursuant to a Rule 10b5-1 trading plan on November 4, 2014 by Jason Child was inadvertently reported late in a Form 4 filed on November 18, 2014.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Class A and Class B common stock as of April 24, 2015 for

•	each person who we know beneficially owns 5% or more of our outstanding capital stock;

•	each of our directors and director nominees;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Groupon, Inc., 600 West Chicago Avenue, Suite 400, Chicago, Illinois 60654.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Class A and Class B common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 675,754,631 shares of Class A common stock and 2,399,976 shares of Class B common stock outstanding at April 24, 2015. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 24, 2015 and restricted stock units held by that person that will vest within

60 days of April 24, 2015. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an “*.” Total percentages in the table below may not add due to rounding.

	Shares Beneficially Owned
Name of Beneficial Owner	Class A Common Stock			Class B Common Stock		% Total Voting Power(1)
	Shares		%	Shares	%
Officers and Directors
Eric Lefkofsky(2)	102,083,030		15.1%	999,984	41.7%	24.3%
Jason Child(3)	867,721		*	—	—	*
Sri Viswanath(4)	222,105		*	—	—	*
Dane Drobny	—		—	—	—	*
Brian Stevens(5)	66,097		*	—	—	*
Kal Raman	451,704		*	—	—	*
Peter Barris(6)	66,009		*	—	—	*
Robert Bass(7)	43,911		*	—	—	*
Daniel Henry(8)	68,338		*	—	—	*
Jeffrey Housenbold(9)	41,594		*	—	—	*
Bradley Keywell(10)	31,825,030		4.7%	400,008	16.7%	8.9%
Theodore Leonsis(11)	1,436,143		*			*
Ann Ziegler	—		—			*
All executive officers and directors as a group (12 persons)(11)	136,756,447		20.2%	1,399,992	58.3%	33.4%
5% Stockholders or Greater Stockholders (other than directors and executive officers)

Green Media, LLC(2)	101,643,394		15.1%	999,984	41.7%	24.3%
Rugger Ventures LLC(9)	32,325,030		4.7%	400,008	16.7%	8.9%
FMR LLC(12)	100,343,574		14.8%	—	—	9.7%
Entities Affiliated with New Enterprise Associates, Inc.(13)	43,984,956		6.5%	—	—	4.2%
Andrew Mason(14)	—	(14)	—	999,984	41.7%	14.5%
Carmignac Gestion(15)	47,255,034		7.0%	—	—	4.6%

(1)	Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each holder of Class B common stock is entitled to 150 votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law or our amended and restated certificate of incorporation. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis. The Class A common stock and Class B common stock will automatically convert into a single class of common stock on October 31, 2016.

(2)

Includes 101,189,228 shares of our Class A common stock and 999,984 shares of our Class B common stock held by Green Media, LLC, an entity owned by Eric Lefkofsky (50%) and his wife, Elizabeth Kramer Lefkofsky (50%). Mr. Lefkofsky shares voting and investment control with respect to the shares held by Green Media, LLC. Also includes 149,948 shares of our Class A common stock held by 600 West Groupon LLC, the manager of which is Blue Media, LLC, an entity owned by Mr. Lefkofsky (50%) and Mrs. Lefkofsky (50%). Also includes 100,572 shares of Class A common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 24, 2015. Also includes 14,686 deferred stock units issued under the Groupon, Inc. Non-Employee Director Compensation Plan. The deferred stock units are immediately vested and represent the right to receive shares of Class A common stock upon termination of service as a director.

(3)	Includes 224,500 shares of Class A common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 24, 2015.

(4)	Includes 143,250 shares of Class A common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 24, 2015.

(5)	Includes 29,564 shares of Class A common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 24, 2015.

(6)	Includes 5,954 shares of Class A common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 24, 2015. Also includes 47,212 deferred stock units issued under the Groupon, Inc. Non-Employee Director Compensation Plan. The deferred stock units are immediately vested and represent the right to receive shares of Class A common stock upon termination of service as a director. Does not include shares held by entities affiliated with New Enterprise Associates, Inc. described in footnote 14. Mr. Barris is the Managing General Partner of New Enterprise Associates, Inc.

(7)	Includes 5,925 shares of Class A common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 24, 2015.

(8)	Includes 5,670 shares of Class A common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 24, 2015.

(9)	Includes 4,555 shares of Class A common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 24, 2015. Also includes 18,939 deferred stock units issued under the Groupon, Inc. Non-Employee Director Compensation Plan. The deferred stock units are immediately vested and represent the right to receive shares of Class A common stock upon termination of service as a director.

(10)	Includes 31,825,030 shares of our Class A common stock and 400,008 shares of our Class B common stock held by Rugger Ventures LLC, an entity owned by Kimberly Keywell (80%), the wife of Bradley Keywell, and Mr. Keywell’s children (20%). Also includes 5,925 shares of Class A common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 24, 2015. Also includes 47,212 deferred stock units issued under the Groupon, Inc. Non-Employee Director Compensation Plan. The deferred stock units are immediately vested and represent the right to receive shares of Class A common stock upon termination of service as a director.

(11)	Includes 603,750 shares of our Class A common stock issuable upon exercise of options that are exercisable within 60 days of April 24, 2015. Also includes 4,788 shares of Class A common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 24, 2015. Also includes 36,603 deferred stock units issued under the Groupon, Inc. Non-Employee Director Compensation Plan. The deferred stock units are immediately vested and represent the right to receive shares of Class A common stock upon termination of service as a director.

(12)	Includes 603,750 shares of our Class A common stock issuable upon exercise of options that are exercisable within 60 days of April 24, 2015. Also includes 543,588 shares of Class A common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 24, 2015. Also includes 164,652 deferred stock units issued under the Groupon, Inc. Non-Employee Director Compensation Plan. Includes shares of our Class A common stock beneficially owned by our current executive officers and directors.

(13)	Based on a Schedule 13G/A filed with the SEC on February 13, 2015 by FMR LLC, Edward C. Johnson 3d, Abigail P. Johnson and Fidelity OTC Portfolio. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(14)	Based on a Schedule 13G/A filed with the SEC on February 11, 2015 reporting shares of our Class A common stock directly held by New Enterprise Associates 12, Limited Partnership (“NEA 12”) and indirectly held by NEA Partners 12, Limited Partnership (“NEA Partners 12”), the sole general partner of NEA 12, NEA 12 GP, LLC (“NEA 12 GP”), the sole general partner of NEA Partners 12, and each of the individual Managers of NEA 12 GP. The individual Managers (collectively, the “Managers”) of NEA 12 LLC are M. James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Patrick J. Kerins, Krishna S. Kolluri and Scott D. Sandell. NEA Partners 12, NEA 12 GP and the Managers share voting and dispositive power over the shares directly held by NEA 12. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein. The address of New Enterprise Associates is 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21093.

(15)	Based on a Schedule 13G/A filed with the SEC on February 14, 2014, Mr. Mason is no longer subject to the reporting requirements under Section 13(g) of the Exchange Act with respect to his ownership of Groupon common stock. Accordingly, his ownership of shares of Class A common stock, if any, is not known by us or reported in this table.

(16)	Based on a Schedule 13G filed with the SEC on February 9, 2015. The address of Carmignac Gestion is 24 Place Vendome, Paris, France 75001.

BOARD OF DIRECTORS

Information about the professional backgrounds, qualification and other board memberships of our nominees is set forth below.

OUR DIRECTOR NOMINEES

Eric Lefkofsky is a co-founder of the Company, has served as the Company’s Executive Chairman from its inception through August 5, 2013, served in the Office of the Chief Executive from February 28, 2013 until August 5, 2013, and has served as the Company’s Chief Executive Officer since August 5, 2013. Mr. Lefkofsky is a co-founder of Echo Global Logistics, Inc. (NASDAQ: ECHO) and served on its board of directors from February 2005 to December 2012. Mr. Lefkofsky is the co-founder of InnerWorkings, Inc. (NASDAQ: INWK) and served on its board of directors from August 2008 to October 2012. In 2008, Mr. Lefkofsky co-founded Lightbank LLC, a private investment firm specializing in information technology companies, and has served as a manager since that time. In April 2006, Mr. Lefkofsky co-founded MediaBank, LLC (now known as MediaOcean LLC), an electronic exchange and database that automates the procurement and administration of advertising media), and has served as a director or manager since that time. Mr. Lefkofsky is also a co-founder of Uptake Technologies LLC, a data analytics company. Mr. Lefkofsky serves on the board of directors of Children’s Memorial Hospital, the board of trustees of the Steppenwolf Theatre, the board of trustees of the Art Institute of Chicago and the board of trustees of the Museum of Science and Industry, Chicago. Mr. Lefkofsky also serves on the board of directors of World Business Chicago. Mr. Lefkofsky is an Adjunct Professor at the University of Chicago Booth School of Business. Mr. Lefkofsky holds a bachelor’s degree from the University of Michigan and a Juris Doctor degree from the University of Michigan Law School. Mr. Lefkofsky brings to the Board an in-depth knowledge and understanding of the Company’s business as one of its founders.

Theodore Leonsis has served on the Company’s Board since June 2009, as Vice Chairman from April 2011 until August 2013, as co-Chief Executive from February 28, 2013 until August 5, 2013, and as Chairman of the Board since August 5, 2013. Since 1999, Mr. Leonsis has served as the Chairman and Chief Executive Officer of Monumental Sports & Entertainment, LLC, a sports and entertainment company that owns the NBA’s Washington Wizards, the NHL’s Washington Capitals, the WNBA’s Washington Mystics and the Verizon Center in Washington, D.C. Mr. Leonsis also has served as a Vice Chairman Emeritus of AOL LLC, a leading global Web company, since December 2006. Mr. Leonsis held a number of other executive positions with AOL from September 1994 to December 2006, most recently as Vice Chairman and President, AOL Audience Business. Mr. Leonsis co-founded Revolution Growth Fund II, a private investment firm in November 2011, and has served as a partner of the fund since that time. Mr. Leonsis has served as a director of American Express Co. (NYSE: AXP) since July 2010, was a director of Rosetta Stone Ltd. (NYSE: RST) from December 2009 through May 2013 and was a director of NutriSystem, Inc. (NASDAQ: NTRI) from December 2008 through June 2012. Mr. Leonsis also serves on the board of directors of several private Internet and technology companies, as well as several charitable organizations. Mr. Leonsis brings to the Board his experience in digital businesses, his innovative approaches, his expertise in identifying business opportunities and driving new strategies based on changing technologies, social media and the Internet.

Peter Barris has served on our Board since January 2008. Mr. Barris was originally appointed to the Board pursuant to a general voting agreement, which terminated as a result of our initial public offering. During the previous five years, Mr. Barris also served on the board of directors of Echo Global Logistics, Inc. (NASDAQ: ECHO), InnerWorkings, Inc. (NASDAQ: INWK), Vonage Holdings Corp. (NYSE: VG) and Inteliquent (NASDAQ: IQNT) (formerly known as Neutral Tandem, Inc. (NASDAQ: TNDM)). Since 1999, Mr. Barris has been the Managing General Partner of New Enterprise Associates where he specializes in information technology investing. Mr. Barris is a member of the board of trustees of Northwestern University. He received a Master of Business Administration from Dartmouth College and a Bachelor of Science in Electrical Engineering from Northwestern University. Mr. Barris brings to the Board a sophisticated knowledge of information technology companies that includes investments in over twenty-five information technology companies that have completed public offerings or successful mergers as well as experience serving as a director of several public companies.

Robert Bass has served on our Board since June 2012. He served as a vice chairman of Deloitte LLP from 2006 through June 2012, and was a partner in Deloitte from 1982 through June 2012, where he specialized in e-commerce, mergers and acquisitions, SEC filings and related issues. At Deloitte, Mr. Bass was responsible for all services provided to Forstmann Little and its portfolio companies and was the advisory partner for Blackstone, DIRECTV, 24 Hour Fitness, McKesson, IMG and CSC. Mr. Bass has served on the board of directors of Sims Metal Management (ASX: SGM.AX) and as a member of the risk and audit committee since September 2013, including as chairman of the risk and audit committee since November 2014, the board of directors and as a member of the audit committee of Apex Tool Group, LLC since December 2014, including as chairman of the audit committee since April 2015, and the board of directors and as chairman of the audit committee of New Page Corporation from January 2013 (emergence from chapter XI) to January 2015 (sale of the company). In addition, he has been an advisory partner for RR Donnelley, Automatic Data Processing, Community Health Systems, and Avis Budget. Mr. Bass is a certified public accountant licensed in New York and Connecticut. He is a member of the American Institute of Certified Public Accountants and the Connecticut State Society of Certified Public Accountants. Mr. Bass received a bachelor of business administration degree from Emory University and an MBA from the Columbia University Graduate School of Business. Mr. Bass brings to the Board a wealth of experience and knowledge of public company financial reporting and accounting, including with respect to companies in the e-commerce sector, and his experience at the highest levels of a Big Four accounting firm is an invaluable resource to the Board in its oversight of the Company’s SEC filings.

Daniel Henry has served on our Board since June 2012. Mr. Henry was the Chief Financial Officer of American Express Company from October 2007 through July 2013. Mr. Henry was responsible for leading American Express Company’s finance organization and representing American Express to investors, lenders and rating agencies. He has also served as Executive Vice President and Chief Financial Officer of U.S. Consumer, Small Business and Merchant Services and joined American Express as Comptroller in 1990. Prior to joining American Express, Mr. Henry was a Partner with Ernst & Young LLP. Mr. Henry graduated from Iona College and received his Masters of Business Administration from Hofstra University. Mr. Henry also serves as a director and member of the audit committee of The Hanover Insurance Group (NYSE: THG) and a director and member of the audit and compensation committees of Veritiv Corporation (NYSE: VRTV). Mr. Henry brings to the Board his substantial experience and expertise with complex financial systems, including over 20 years of experience at American Express, one of the largest companies in the world, including six years of experience as its Chief Financial Officer.

Jeffrey Housenbold has served on our Board since October 2013. Mr. Housenbold has served as President, Chief Executive Officer and a director of Shutterfly, Inc. (“Shutterfly”) (NASDAQ: SFLY) since January 2005. Prior to joining Shutterfly, Mr. Housenbold worked at eBay, serving in a variety of senior roles, including Vice President of Business Development and Internet Marketing, Vice President & General Manager, Business-to-Consumer Group and Vice President, Mergers & Acquisitions. Mr. Housenbold serves on the Board of Directors of Chegg (NYSE: CHGG), the online student hub. He is also a member of the Board of Trustees of Carnegie Mellon University and serves as a special industry advisor to KKR & Co. L.P. (NYSE:KKR). During the previous five years, Mr. Housenbold also served as a director of Caesars Entertainment Corporation (NASDAQ: CZR). Mr. Housenbold earned his Master of Business Administration from Harvard Business School, where he was a Dean’s Fellow and his undergraduate degrees in Economics and Business Administration from Carnegie Mellon University, where he was an Andrew Carnegie Presidential Scholar and graduated with High Honors. Mr. Housenbold brings to the Board substantial e-commerce and technology industry experience, as well as his experience as the Chief Executive Officer of a publicly traded company.

Bradley A. Keywell is a co-founder of the Company and has served on our Board since our inception. Mr. Keywell is a co-founder of Echo Global Logistics, Inc. (NASDAQ: ECHO) and has served on its board of directors since its inception in February 2005. In 2008, Mr. Keywell co-founded Lightbank LLC, a private investment firm specializing in information technology companies, and has served as a managing partner since that time. In April 2006, Mr. Keywell co-founded MediaBank, LLC (now known as MediaOcean LLC), and has served as a director or manager since that time. Mr. Keywell is also the Chief Executive Officer and co-founder of Uptake Technologies LLC, a data analytics company. Mr. Keywell also serves as a trustee of Equity

Residential (NYSE: EQR), a real estate investment trust. Mr. Keywell serves on the boards of trustees of the Zell-Lurie Entrepreneurship Institute at the University of Michigan, the NorthShore University HealthSystem Foundation, the University of Chicago Institute of Politics, and the Polsky Center for Entrepreneurship at the Booth School of Business at the University of Chicago and on the advisory board of directors for the College for Global Business at the University of Michigan Law School. Mr. Keywell is the Chairman of the Illinois Innovation Council. Mr. Keywell is also the founder and Chairman of Chicago Ideas Week and the Future Founders Foundation. Mr. Keywell is an Adjunct Professor at the University of Chicago Booth School of Business. Mr. Keywell holds a bachelor’s degree from the University of Michigan and a Juris Doctor degree from the University of Michigan Law School. Mr. Keywell brings to the Board an in-depth knowledge and understanding of the information technology sector as well as experience as a director of two other public companies.

Ann Ziegler has served on our Board since June 2014. Since April 2008, Ms. Ziegler has served as Senior Vice President and Chief Financial Officer of CDW Corp. (“CDW”) (NASDAQ: CDW). Prior to joining CDW, Ms. Ziegler spent 15 years at Sara Lee Corporation (“Sara Lee”), a global consumer goods company, in a number of executive roles including finance, mergers and acquisitions, strategy and general management positions in both U.S. and international businesses. Most recently, from 2005 until April 2008, Ms. Ziegler served as Chief Financial Officer and Senior Vice President of Administration for Sara Lee Food and Beverage. Prior to joining Sara Lee, Ms. Ziegler was a corporate attorney at Skadden, Arps, Slate, Meagher & Flom. Ms. Ziegler serves on the board of directors of Hanesbrands, Inc. (NYSE: HBI). During the previous five years, Ms. Ziegler also served on the board of directors of Unitrin, Inc. Ms. Ziegler is a graduate of The College of William and Mary where she earned a bachelor’s degree and a graduate of the University of Chicago Law School where she earned her Juris Doctor degree. Ms. Ziegler brings to the Board substantial experience in the consumer goods and technology industries, as well as her experience as the Chief Financial Officer of a publicly traded company.

MEETINGS AND MEETING ATTENDANCE

Our Board holds regularly scheduled quarterly meetings and also holds special meetings or acts by unanimous written consent as necessary. Our Board met six times during 2014.

All of our directors attended 75% or more of the aggregate of all Board meetings and meetings of the committees on which they served during the last fiscal year, including all persons who served as director during 2014. Although we do not maintain a formal policy regarding director attendance at stockholders meetings, directors are encouraged to attend the Annual Meeting. Three of our directors attended the 2014 Annual Meeting.

BOARD COMMITTEES

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each committee operates pursuant to a written charter. The table below provides current membership for each of the Board committees.

Director	Audit	Compensation	Nominating and Governance
Mr. Leonsis
Mr. Lefkofsky
Mr. Bass	Chair
Mr. Barris(1)	Member	Chair	Member
Mr. Henry	Member
Mr. Housenbold(1)
Mr. Keywell		Member	Chair
Ms. Ziegler(1)		Member	Member
(1)	Effective following the Annual Meeting, and subject to the election of the director nominees at the Annual Meeting, the Board has approved changes to the membership of its committees and (i) Mr.

Barris will rotate off of the Audit Committee, (ii) Mr. Housenbold will join the Compensation Committee and (iii) Ms. Ziegler will join the Audit Committee and rotate off of the Compensation Committee.

Below is a description of each standing committee. Each committee has authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities.

Audit Committee

The Audit Committee assists our Board in overseeing the quality and integrity of our accounting, auditing and reporting practices. The Committee’s role includes:

•	overseeing the work of our accounting function and internal controls over financial reporting;

•	overseeing internal audit processes;

•

inquiring about significant risks, reviewing our policies for risk assessment and risk management, including cyber security risks, and assessing the steps management has taken to control these risks; and

•	reviewing compliance with significant applicable legal, ethical and regulatory requirements.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm engaged to issue audit reports on our consolidated financial statements and internal control over financial reporting. The Committee relies on the expertise and knowledge of management and the independent registered public accounting firm in carrying out its oversight responsibilities. The Audit Committee Charter describes the Committee’s specific responsibilities. The Board has determined that each Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. In addition, the Board has determined that each nominee who will serve on the Audit Committee is an “audit committee financial expert” as defined by SEC rules.

The Audit Committee met six times in 2014.

Compensation Committee

The primary responsibilities of the Compensation Committee are to:

•	assist our Board in establishing the annual goals and objectives relevant to the compensation of the CEO;

•	make recommendations to the independent members of our Board regarding the compensation of the CEO;

•	oversee an evaluation of the performance of the Company’s other executive officers and approve their compensation;

•	oversee and advise our Board on the adoption of policies that govern executive officer compensation programs and other compensation-related polices;

•	oversee plans for executive officer development and succession;

•	oversee administration of our equity-based compensation and other benefit plans; and

•	authorize grants of equity compensation awards under our stock plan.

The Committee may delegate to the CEO the authority to make equity compensation grants to employees who are not executive officers.

Our CEO and senior members of our Human Resources department, including our Senior Vice President, Human Resources, are responsible for providing recommendations to the Compensation Committee regarding all aspects of our executive compensation program, other than their own compensation. To evaluate each senior officer’s overall compensation, the Compensation Committee reviews total direct and indirect compensation details prepared by management.

The Compensation Committee Charter describes the specific responsibilities and functions of the Compensation Committee. See “Named Executive Officer Compensation-Compensation Discussion and Analysis” for more information about the Committee’s work.

The Compensation Committee met six times in 2014.

Nominating and Governance Committee

The principal responsibilities of the Nominating and Governance Committee are to:

•	determine and recommend the slate of director nominees for election to our Board;

•	identify and recommend candidates to fill director vacancies occurring between annual stockholder meetings;

•	review the composition of Board committees;

•	oversee compensation of directors;

•	annually evaluate the performance and effectiveness of the Board; and

•	monitor adherence to, review, and recommend changes to our Corporate Governance Guidelines.

The Committee annually reviews the charters of Board committees and, after consultation with the respective committee chairs, makes recommendations, if necessary, regarding changes to the charters. The Nominating and Governance Committee Charter describes the specific responsibilities and functions of the Committee.

The Nominating and Governance Committee met four times in 2014.

DIRECTOR COMPENSATION

Director Compensation in 2014

We offer an annual cash and equity compensation program for our non-employee directors under our Non-Employee Directors’ Compensation Plan (a sub-plan of the 2011 Plan). The following table sets forth the compensation paid to our non-employee directors for the fiscal year ended December 31, 2014.

Eric Lefkofsky, our Chief Executive Officer, received no additional compensation for his services as a director of the Company.

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Total ($)
Peter Barris	105,000	105,000	210,000
Robert Bass	105,000	105,000	210,000
Daniel Henry	100,000	100,000	200,000
Bradley A. Keywell	105,000	105,000	210,000
Jeffrey Housenbold	100,000	100,000	200,000
Theodore Leonsis	100,000	100,000	200,000
Ann Ziegler(1)	75,000	84,384	159,384
Melody Hobson(5)	50,000	—	50,000

(1)	Ms. Ziegler joined the Board on June 25, 2014.

(2)	This column represents the amount of cash compensation earned in 2014 for Board and Committee service. The following non-employee directors deferred cash compensation earned in 2014 into deferred stock units under the Non-Employee Directors’ Compensation Plan and as described in this table below under the heading “Cash Compensation.”

Name	2014 Cash Fee Deferred($)	Shares in Deferred Account Attributed to 2014 Cash Fees (#)
Peter Barris	105,000	14,685
Bradley Keywell	105,000	14,685
Jeffrey Housenbold	100,000	13,984
Theodore Leonsis	100,000	13,984
Melody Hobson	50,000	5,976

(3)	As of December 31, 2014, each non-employee director had the following aggregate number of stock awards outstanding, as adjusted for the August 2010, January 2011 and October 2011 stock splits, as applicable.

Name	Number of Outstanding Stock Options	Number of Outstanding RSUs(a)
Peter Barris	—	30,758
Robert Bass	—	30,586
Daniel Henry	—	29,292
Jeffrey Housenbold	—	20,421
Bradley Keywell	—	30,758
Theodore Leonsis	—	20,353
Ann Ziegler	—	13,395
Melody Hobson	—	—

(a)	On May 20, 2014, we granted Board members 16,750 RSUs and the Committee Chairs an additional 838 RSUs pursuant to the provisions contained in the Non-Employee Directors’ Deferred Compensation Plan. 25% of the RSUs will vest on the first anniversary of the date of grant and 1/16th will vest quarterly thereafter for twelve quarters.

(4)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of restricted stock units granted in 2014. Assumptions used in the calculation of these amounts for 2014 are set forth in Note 11 to Groupon’s audited consolidated financial statements for the year ended December 31, 2014 included in Groupon’s Annual Report on Form 10-K.

(5)	Ms. Hobson served as a director until our annual meeting of stockholders on May 20, 2014, when she did not stand for re-election to the Board.

Components of Director Compensation

Cash Compensation

In 2014, our director compensation plan provided for the following compensation opportunities and the opportunity to defer such compensation:

•	an annual cash retainer of $100,000 paid quarterly; and

•	an additional annual retainer of $5,000 to the chairperson of each Board committee.

The Company also pays or reimburses non-employee directors for reasonable travel, lodging and related expenses in connection with their attendance at Board, Committee or Company business meetings.

Under our Non-Employee Directors’ Compensation Plan, each non-employee director can elect to defer zero to 100% of the annual cash retainer and zero to 100% of the additional annual committee chair retainer into an award of deferred stock units. The number of deferred stock units to be awarded is determined by dividing the amount of the cash retainer to be exchanged by the fair market value of a share of Class A common stock as of the date on which the cash retainer would otherwise have been paid. Deferred stock units are fully vested upon issuance and will be distributed following the later of (i) a non-employee director’s separation from service or (ii) the occurrence of a specified date as elected by the non-employee director in his or her deferral election form. Distributions are made in a single distribution in the form of shares.

Grant of Restricted Stock Units

In 2014, we also provided our non-employee directors with the following restricted stock unit grants under our Non-Employee Directors’ Compensation Plan:

•	an annual restricted stock unit grant valued at $100,000; and

•	an additional annual restricted stock unit grant valued at $5,000 to the chairperson of each Board committee.

Each non-employee director will receive the annual grant of restricted stock units on the date of our annual meeting of stockholders which will vest 25% on the first anniversary of the annual meeting of the stockholders and 3/48th will vest on each subsequent quarterly anniversary thereafter as long as the non-employee director remains on the Board on each vesting date. The number of restricted stock units to be granted will be determined by dividing the dollar amount of the grant by the fair market value of a share of our Class A common stock on the date of grant.

In the event a newly-elected or appointed non-employee director becomes an eligible participant under the plan following the date of the annual meeting of stockholders but during the same calendar year as the annual meeting of stockholders, the Board may, in its sole discretion, grant such non-employee director a pro-rated restricted stock unit award with respect to his or her service during the remainder of the year.

In 2014, the Compensation Committee received benchmarking assessments of peer company director compensation from Towers Watson, our independent compensation consultant. After reviewing this information, the Compensation Committee recommended and the Board approved the following changes to director compensation effective January 1, 2015:

•	increase RSU retainer to $150,000 per year. 100% of the RSUs shall vest and become non-forfeitable on the first anniversary of the date of grant;

•	reduce cash retainer to $75,000 per year. The cash portion of the retainer will continue to be paid quarterly;

•	increase committee chairperson fee for Audit Committee to $20,000; and

•	increase committee chairperson fee for Nominating and Governance and Compensation Committees to $15,000, respectively.

As part of this review, the Compensation Committee determined that compensation payable under the Non-Employee Directors’ Compensation Plan was below the average total compensation payable to directors in the peer group. The change also aligns the program structure to be more similar to that of the peer group with more weight towards stock based compensation and less on cash retainer. The Compensation Committee also took into account that the Company had not made any changes to the director compensation since the plan was first adopted in 2012.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses material elements of our 2014 compensation program for the following current and former executive officers (collectively, our “Named Executive Officers”):

•	Eric Lefkofsky, Chief Executive Officer

•	Jason Child, Chief Financial Officer

•	Dane Drobny, General Counsel and Corporate Secretary

•	Brian Stevens, Chief Accounting Officer

•	Sri Viswanath, Chief Technology Officer

•	Kalyanaraman Srinivasan (Kal Raman), Former Chief Operating Officer

This discussion also contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The CD&A is organized into six sections:

•	Section 1—Executive Summary

•	Section 2—Our Compensation Philosophy

•	Section 3—Design of Executive Compensation

•	Section 4—Role of Management, Compensation Consultants and Use of Market Data

•	Section 5—Pay Mix and Target Opportunity

•	Section 6—Other Compensation Information

SECTION 1 - EXECUTIVE SUMMARY

We are a global leader in local commerce, making it easy for people around the world to search and discover great businesses and merchandise. We operate online local commerce marketplaces throughout the world that connect merchants to consumers by offering goods and services at a discount. Our vision is to connect local commerce, increasing consumer buying power while driving more business to merchants through price and discovery. In 2014, we continued to make significant progress in our strategy to become the world’s leading local commerce destination. Highlights of our 2014 performance include the following:

•	Revenue increased 24% year-over-year to $3.2 billion in 2014.

•

We continued to increase our mobile presence, with transactions taking place on mobile devices remaining over 50% of total transactions globally during the fourth quarter of 2014, and almost 110 million mobile applications downloaded as of January 31, 2015.

•	We increased our active deal count to an average of approximately 370,000 globally at the end of the fourth quarter of 2014.

•	Active customers, which we define as customers who have purchased a voucher or product from us during the trailing twelve months, increased 23% in 2014 to 53.9 million as of December 31, 2014.

Pay-for-Performance

Our executive compensation program and corporate governance practices include several features to create a strong link among executive pay, Company performance and stockholder interests and to ensure that we have a fully competitive executive compensation program:

What We Do

✓	Establish measurable goals and objectives in the beginning of the performance period for performance-based incentive

✓	Structure our compensation programs to avoid incentives to take excessive risk

✓	Review total compensation opportunity when making executive compensation decisions

✓	Set maximum award levels under our annual cash incentive plan

✓	Rely on the advice of an independent compensation consultant who provides no other services to the Company

✓	We annually assess our programs against peer companies and best practices

✓	We require all of our officers to pre-clear all stock transactions (other than pursuant to approved Rule 10b5-1 trading plans) even during the open window

✓	We conduct an annual assessment of the risk associated with our compensation program (with no critical issues to address)

What We Don’t Do

×	No tax gross-ups on change in control

×	No re-pricing or cash buyout of out-of-the-money stock options

×	No dividends or dividend equivalents on unearned or unvested share units

×	No inclusion of the value of equity awards in pension or severance calculations

×	No hedging transactions, and/or short sales involving Company stock

×	No pledging of Company stock, subject to limited exceptions, or depositing or holding Company stock in a margin account

In determining executive compensation levels, our Compensation Committee considered that over 99% of the shares that voted on our “Say on Pay” proposal at the 2014 Annual Meeting of Stockholders approved our executive compensation program as disclosed in our 2014 proxy statement. In light of this support, the Compensation Committee believes that our current executive compensation program has been effective in implementing our compensation philosophy and objectives. Nevertheless, the Compensation Committee recognizes that pay practices continue to evolve, and as a result the Compensation Committee continues to refine our executive compensation practices in its ongoing effort to ensure our executive compensation supports our compensation philosophy and objectives, as well as our overall corporate goals and values. The Compensation Committee will continue to consider the results of the Company’s Say on Pay votes in their formulation of our compensation program for our executive officers.

SECTION 2 - OUR COMPENSATION PHILOSOPHY

Our compensation philosophy is to establish and maintain an executive compensation program that attracts proven, talented leaders who possess the skills and experience necessary to materially add to the Company’s long-term value and achieve our strategic goals, while minimizing excessive risk to the organization.

Briefly, the primary goals of our executive compensation program are as follows:

•	Recruit and retain talented and experienced individuals who are able to develop, implement and deliver on long-term value creation strategies;

•	Provide a substantial portion of each executive’s compensation in components that are directly tied to the long-term value and growth of the Company;

•	Reward both Company and individual performance and achievement;

•	Ensure that our pay structure does not encourage unnecessary and excessive risk taking; and

•	Ensure that our compensation is reasonable and competitive with pay packages made available to executives at companies with which we compete for executive talent.

We are committed to retaining key personnel and attracting talent needed to lead the Company toward achieving our long-term strategic objectives.

We have been undergoing a period of substantial volatility and development in recent years in a highly competitive business and technological environment, and we have focused on recruiting talented individuals to help us meet specific long-term financial and growth objectives. Individual compensation arrangements with executives have been influenced by a number of factors, including the following, each as of the time of the applicable hiring decision:

•	our need to fill a particular position;

•	our financial position and growth direction at the time of hiring;

•	the individual’s expertise and experience; and

•	the competitive market for the position.

Our Compensation Committee is composed entirely of independent directors, and is responsible for overseeing our executive compensation program and approving ongoing compensation arrangements for our Named Executive Officers.

SECTION 3 – ELEMENTS OF EXECUTIVE COMPENSATION

The basic elements of our compensation program are as follows:

Pay Elements	Objective	Benefit to stockholders
Base salary	Provide senior officers with competitive level of fixed compensation	Competitive rates help us attract and retain talented executives

Amount reflects individual’s performance and scope of responsibilities, as well as the competitive market for executive talent

Discretionary performance bonus	Rewards executives for achieving annual individual and company goals	Focused on meeting key short-term business objectives and performance metrics

Equity-based awards	Provides a long-term incentive for executives to focus on stockholder value creation	Award value is based on long-term growth of Groupon’s stock price

Vesting schedule encourages retention

SECTION 4 - ROLE OF MANAGEMENT, COMPENSATION CONSULTANTS AND USE OF MARKET DATA

Role of Management

Our Compensation Committee generally seeks input from our CEO and the most senior members of our Human Resources department when evaluating the performance and compensation of the other Named Executive Officers, as well as during the process of searching for and negotiating compensation packages with new senior management hires. The Compensation Committee gives considerable weight to the CEO’s evaluation of the other Named Executive Officers because of his direct knowledge of each executive officer’s performance and contributions. The Compensation Committee also coordinates with our Chief Financial Officer and Chief Accounting Officer in determining the financial and accounting implications of our compensation programs and hiring decisions. None of our Named Executive Officers participates in Compensation Committee deliberations relating to his or her own compensation.

Independent Compensation Consultant

The Committee retains Towers Watson to advise the Committee on marketplace trends in executive compensation, management proposals for compensation programs and executive officer compensation decisions. Otherwise, Towers Watson does not provide any services to Groupon. The Compensation Committee has a policy for compensation consultant independence under which any compensation consultant retained by the Committee must be independent of the Company and management. The Compensation Committee has reviewed the independence of Towers Watson in light of this policy, SEC rules and NASDAQ listing standards regarding compensation consultants and has concluded that Towers Watson’s work for the Compensation Committee does not raise any conflict of interest.

The Compensation Committee has continued to retain Towers Watson as its independent compensation consultant to provide advice, recommendations, and resources to help develop and execute our overall compensation strategy. Towers Watson reports directly to the Compensation Committee, and the Compensation Committee has the sole power to terminate or replace Towers Watson at any time. As part of the engagement of Towers Watson, the Compensation Committee has directed Towers Watson to work with the appropriate members of management to obtain information necessary for it to form its recommendations and evaluate management’s recommendations. Towers Watson will also meet with the Compensation Committee during the Committee’s regular meetings and in executive session, where no members of management are present, and may meet with the Committee chair and other members of the Committee outside of the regular meetings. The Compensation Committee intends to periodically review its relationship with its compensation consultant. To date, Towers Watson has not provided any services to the Company other than the compensation consulting services provided to the Compensation Committee. While we may use Towers Watson for one-time, discrete projects (separate from the consulting advice provided to the Compensation Committee) in the future, the Compensation Committee believes that Towers Watson is free of any conflicts and is able to provide it with independent advice.

Use of Market Data

Our Compensation Committee reviews our peer group and other compensation data annually to ensure that it remains appropriate for review and comparison purposes. In 2014, we revised our peer group to include additional companies with which we compete for talent and companies that have recently completed initial public offerings. The Compensation Committee used the revised peer group listed below to inform its 2014 compensation decisions. Our peer group includes companies in the Internet Software & Services, Internet Retail and Application Software industries whose businesses align with ours and with whom we compete for executive talent, as well as companies with a size comparable to ours based on revenue and market capitalization. Our peer group companies have a median revenue ranging from $185 million to $6.8 billion with a median of $660 million and market capitalization ranging from $242 million to $65.2 billion with a median of $4.6 billion. Our peer group for 2014 is listed below:

Angie’s List, Inc.	IAC/InterActiveCorp	Pandora Media, Inc.	Shutterstock, Inc.
Cornerstone OnDemand, Inc.	LinkedIn Corporation	priceline.com Incorporated	Twitter, Inc.
Demand Media, Inc.	Netflix, Inc.	RetailMeNot, Inc.	Vitacost.com, Inc.
Expedia Inc.	OpenTable, Inc.	salesforce.com, Inc.	Yelp, Inc.
HomeAway, Inc.	Orbitz Worldwide, Inc.	Shutterfly, Inc.	zulily, Inc.

We also participate in surveys of market compensation practices in our industry and broadly across all industries, and undertake specialized studies of competitive market practices using the most relevant published survey sources and public filings. When determining 2014 total direct compensation, management presented information to the Compensation Committee based on peer group and industry data. However, while the Compensation Committee considered this information, it did not engage in strict benchmarking to a fixed percentile. Given the unique nature of our business model, the Compensation Committee also relied heavily on the expertise of its members and on management to craft pay packages that are appropriate for our particular executives. We believe that the total compensation of our officers was consistent with market practices for our peer group and competitive market practice.

2011 Incentive Plan

We intend to continue to use our 2011 Incentive Plan, summarized in “2011 Incentive Plan” below, as the primary vehicle for awarding equity-based and incentive compensation going forward. Beginning in 2011, we discontinued our practice of awarding stock options, although we intend to continue our practice of awarding restricted stock units in connection with our hiring program and for ongoing grants. We also utilize target cash bonus levels for our Named Executive Officers.

SECTION 5 – PAY MIX AND TARGET OPPORTUNITY

Our pay practices are focused on providing our executives with a significant amount of their compensation in the form of equity grants, which aligns our executives’ interests with those of our stockholders. The four key elements of our compensation package for Named Executive Officers are base pay, discretionary performance bonuses, equity-based awards, and our benefits programs. We do not use specific formulas or weightings in determining the allocation of the various pay elements; rather, each Named Executive Officer’s compensation has been individually designed to provide a combination of fixed and at-risk compensation that is tied to achievement of the Company’s short-and long-term objectives.

The following chart sets forth the relative weight of 2014 compensation attributable to base salary, discretionary performance bonus and equity-based awards for our Named Executive Officers (other than Eric Lefkofsky, whose pay for 2014 was all in the form of equity-based awards).

Base Salary. We offer reasonable base salaries that are intended to provide a level of stable fixed compensation to executives for performance of day-to-day services. Each Named Executive Officer’s base salary was established as the result of arm’s-length negotiation with the individual at the time of the Named Executive Officer’s employment, and is generally reviewed annually to determine whether an adjustment is warranted or required. Eric Lefkofsky receives only nominal cash compensation because his significant equity holdings in the Company align his interests with stockholder interests.

In determining base salaries for our Named Executive Officers, the Compensation Committee considers a number of factors, including the following:

•	The scope of the Named Executive Officer’s responsibilities, prior experience and qualifications;

•	The past individual performance of the Named Executive Officer;

•	Base salary and total compensation relative to other executives in similar positions;

•	Competitive market conditions and market data;

•	Existing employment agreement conditions, if any; and

•	Recommendations of the Chief Executive Officer, other than with respect to his own compensation.

The base salaries paid to our Named Executive Officers in 2014 are set forth in the “Summary Compensation Table” below. The following table shows the base salary rates in effect during 2014:

Name	2014 Base Salary Rate ($)
Eric Lefkofsky	1
Jason Child	402,800
Sri Viswanath	424,000
Dane Drobny	375,000
Brian Stevens	309,000
Kal Raman	600,000

Discretionary Performance Bonus. We offer our Named Executive Officers the opportunity to earn annual performance bonuses, which are determined by the Board or the Compensation Committee at its sole discretion (other than with respect to Mr. Drobny who received a guaranteed bonus pursuant to his employment agreement when he joined the Company), based on each officer’s job performance and the Company’s financial performance. As a young and rapidly changing company, we believe that a discretionary cash bonus program allows the Board and Compensation Committee to retain flexibility to conserve cash while rewarding results as determined to be appropriate.

The Named Executive Officers participate in our discretionary performance bonus program. The payout under this program is based upon a combination of 50% Company performance and 50% individual performance. For 2014, the Committee approved performance-based bonus targets for the Named Executive Officers, which are set forth below. The maximum payout level for each officer is 200% of his or her target bonus. The payout related to Company performance was conditioned upon the Company achieving: (1) a minimum Adjusted EBITDA amount of $331 million for 2014, which is a non-GAAP financial measure that we define as net income (loss) excluding income taxes, interest and other non-operating items, depreciation and amortization, stock-based compensation and acquisition-related expense (benefit), net, and (2) a minimum revenue amount of $3.52 billion. With respect to the individual component of our program, our CEO makes a recommendation to the Compensation Committee (other than for himself) and, in its discretion, the Compensation Committee determines and approves any payout to the Named Executive Officers. For 2014, the CEO recommended, and the Compensation Committee approved, no payout under the Company performance-based component of our discretionary bonus program because the Company did not achieve its minimum revenue and Adjusted EBITDA amounts. However, during 2014, the Compensation Committee considered the Company’s improved operating and financial performance as well as retention-related factors and determined to grant discretionary bonuses for 2014 in the amounts set forth below. In addition, Mr. Drobny is entitled to a guaranteed bonus under his employment agreement and also received a $100,000 signing bonus. The following table shows the target performance-based cash bonus targets and discretionary bonuses paid to the Named Executive Officers for 2014:

Name	2014 Discretionary Bonus Target ($)		2014 Discretionary Bonus Paid ($)		2014 Performance Bonus Paid ($)
Eric Lefkofsky	500,000		—		—
Jason Child	503,500		251,750		—
Sri Viswanath	371,000		185,500		—
Dane Drobny	375,000	(1)	187,500	(1)	—
Brian Stevens	305,562		305,562	(2)	—
Kal Raman	600,000		300,000		—

(1)	Mr. Drobny is entitled to receive a guaranteed bonus at 100% of the bonus target level for 2014 and 2015. The guaranteed bonus for 2014 was paid on a pro rata basis based on Mr. Drobny’s start date in July 2014.

(2)	Amount paid in shares of common stock in lieu of cash. Mr. Stevens received 38,885 shares of common stock, which number was determined using a stock price equal to the average closing price per share of common stock on Nasdaq over the ten trading days prior to February 24, 2015.

For purposes of the performance-based bonus calculation, Adjusted EBITDA is defined as net income (loss) excluding income taxes, interest and other non-operating items, depreciation and amortization, stock-based compensation, and acquisition-related expense (benefit), net. Adjusted EBITDA is a non-GAAP measure that we present to aid investors in understanding our financial results. In addition, it is a key measure used by our management and Board of Directors to evaluate operating performance, generate future plans and make strategic decisions regarding the allocation of capital.

Equity-Based Awards. Our practice, as a rapidly expanding and evolving company, has been to grant equity awards in the form of restricted stock units, or RSUs, to our executive officers, as we believe that this is an effective means to align the interests of the executive with our long-term growth objectives. In addition, the time vesting component of our grants encourages retention of our executives. The sizes and types of awards that have historically been granted to executive officers have not been determined based on a specific formula, but rather on a combination of the Board’s or Compensation Committee’s discretionary judgment regarding the appropriate level of compensation for the position, the need to fill a particular position, and the negotiation process with the particular individual involved. Given the rapidly changing nature of our business, we reviewed our Named Executive Officer compensation on an ongoing basis, rather than only doing an annual review. Consequently, some of our Named Executive Officers received more than one restricted stock unit award in 2014. When determining the number of RSUs to issue under both new hire and ongoing multi-year awards, we use a projected growth scenario to attempt to mitigate the risk of materially overcompensating our executives if our stock price increases significantly. The 2014 equity grants are disclosed below under in the “Summary Compensation Table” and the “Grants of Plan-Based Awards for Fiscal 2014” table. The following table shows the aggregate restricted stock unit awards that we granted to our Named Executive Officers in 2014:

Name	Number of Securities Underlying Restricted Stock Units (#)
Eric Lefkofsky	—
Jason Child	642,000
Dane Drobny	857,500
Brian Stevens	52,000
Sri Viswanath	482,000
Kal Raman	450,000

Benefits Programs. Our employee benefit programs, including our 401(k) plan and health, dental, vision and short-term disability coverage programs, are designed to provide a stable array of support to our employees generally, including our Named Executive Officers, and their families. We generally do not provide perquisites to our Named Executive Officers, with the exception of Mr. Raman’s housing and travel expenses when he was at our headquarters in Chicago. Because Mr. Raman frequently traveled and many of his responsibilities dealt with our international operations, we did not require that Mr. Raman relocate permanently to Chicago.

CEO Compensation. Our CEO is one of our co-founders and our largest individual stockholder. At his own request, he receives only a nominal base salary. In connection with Mr. Lefkofsky’s appointment as our CEO, the Compensation Committee considered Mr. Lefkofsky’s role as an entrepreneur and innovator in the technology industry, and his intimate knowledge of our business and business strategy, and the difficulty that the Company would face in replacing him, which could have a significant adverse impact on the Company. Consequently, the Compensation Committee decided to develop a compensation package for our CEO to reflect his unique value to the Company while recognizing his substantial ownership position. The total value of the compensation arrangement is below market as compared to our peer group but we believe it is sufficient to ensure his retention during this critical phase in our development. Mr. Lefkofsky receives the following compensation:

•	$1 annual base salary;

•	A target cash bonus of $500,000, which was not paid in 2014 due to the fact that the target Adjusted EBITDA amount was not attained; and

•

No RSU awards were granted in 2014. In 2013, upon his appointment as CEO, Mr. Lefkofsky was awarded a RSU award totaling $6,960,000 in grant date fair value, consisting of 800,000 shares of which 400,000 shares vest on the one-year anniversary of his hiring as our CEO and the remaining 400,000 shares vest over the subsequent four quarters with the final vesting on August 6, 2015.

SECTION 6 – OTHER COMPENSATION

Employment Agreements and Other Compensation Arrangements (Current Employees)

Eric Lefkofsky. Mr. Lefkofsky does not have an employment agreement with the Company. Mr. Lefkofsky receives an annual salary of $1 for his service as Chief Executive Officer, and is eligible for an annual performance bonus with a target amount of $500,000. In 2013, he also received a RSU award of 800,000 shares, with 400,000 shares vesting on the one-year anniversary of his appointment as Chief Executive Officer and 400,000 shares vesting in each of the following four quarters with the final vesting on August 6, 2015, subject to his continued employment through each vesting date. Mr. Lefkofsky has also entered into a severance benefit agreement with the Company, and is entitled to receive certain benefits upon specified terminations of employment and a change in control under such agreement, which benefits are summarized below in “Potential Payments Upon Termination or Change in Control.”

Jason Child. We entered into an employment agreement with Mr. Child to serve as our Chief Financial Officer effective December 20, 2010, which was amended and restated effective April 29, 2011 and further amended effective January 1, 2012. The term of his employment agreement expires on December 20, 2015. Pursuant to his amended and restated employment agreement, Mr. Child is paid a base salary and Mr. Child’s annual performance bonus is targeted at 125% of his base salary, as described under “Elements of our Compensation Program-Discretionary Performance Bonuses” above (however, for 2012, his minimum annual performance bonus was $350,000). Mr. Child is entitled to participate in our executive and employee benefit plans on the same basis as other members of our senior management, and is reimbursed by us for the costs of those employee benefit plans in which he elects to participate. In connection with the execution of his employment agreement in December 2010, Mr. Child received a one-time signing bonus of $375,000, and an award of 1,200,000 restricted stock units under our 2010 Plan. We granted Mr. Child an additional 100,000 restricted stock units on April 29, 2011 under our 2010 Plan in connection with the execution of his amended and restated employment agreement. Restricted stock units do not vest if Mr. Child has not been continuously employed by us up to and including the applicable vesting date. Mr. Child has also entered into a severance benefit agreement with the Company, and is entitled to receive certain benefits upon certain terminations of employment and a change in control under such agreement and his amended and restated employment agreement, which benefits are summarized below in “Potential Payments Upon Termination or Change in Control.”

Dane Drobny. We entered into an employment agreement with Mr. Drobny to serve as our General Counsel and Corporate Secretary, effective July 7, 2014. Mr. Drobny receives an annual base salary and is also eligible for an annual performance bonus targeted at 100% of his base salary (guaranteed at target for calendar years 2014 and 2015). When hired, Mr. Drobny also received (1) a signing bonus of $100,000, paid in equal installments at each regularly scheduled pay period over the first six months of his employment and (2) an equity award of 857,500 restricted stock units that will vest over four years. 25% of the restricted stock units will vest on the one-year anniversary of the commencement of his employment, and 1/16th will vest in each of the subsequent 12 quarters, subject to his continued employment at each vesting date. Mr. Drobny is eligible to participate in the benefit programs generally available to senior executives of the Company. Mr. Drobny has also entered into a severance benefit agreement with the Company, and is entitled to receive certain benefits upon certain terminations of employment and a change in control under such agreement, which benefits are summarized below in “Potential Payments Upon Termination or Change in Control.”

Brian Stevens. We entered into an employment agreement with Mr. Stevens to serve as our Chief Accounting Officer, effective August 2, 2012. Mr. Stevens receives an annual base salary and is also eligible to receive an annual performance bonus with a target amount after 2012 of not less than $300,000. When hired, Mr. Stevens also received (1) a one-time signing bonus of $150,000, (2) a relocation bonus of $75,000 and (3) an equity award of restricted stock units valued at $1,200,000 that will vest over four years. 25% of the restricted stock units vested on the one-year anniversary of the commencement of his employment, and 1/16th vests at the end of each subsequent three-month period for the following 36 months, subject to his continued employment at each vesting date. Mr. Stevens is eligible to participate in the benefit programs generally available to regular, full-time employees of the Company. Mr. Stevens has also entered into a severance benefit agreement with the Company, and is entitled to receive certain benefits upon certain terminations of employment and a change in control under such agreement, which benefits are summarized below in “Potential Payments Upon Termination or Change in Control.”

Sri Viswanath. We entered into an employment agreement with Mr. Viswanath, our Chief Technology Officer, effective March 18, 2013. Mr. Viswanath receives an annual base salary and is also eligible to receive an annual discretionary performance bonus with a target amount of $400,000. When hired, Mr. Viswanath also received (1) a one-time signing bonus of $150,000, (2) reimbursement of up to $5,000 for legal expenses (within the first 30 days of his date of hire) and (3) an equity award of 1,000,000 restricted stock units that will vest over four years. 1/16th of the restricted stock units vests at the end of each three-month period for the 48 months following his date of hire, subject to his continued employment at each vesting date. Mr. Viswanath is eligible to participate in the benefit programs generally available to regular, full-time employees of the Company. Mr. Viswanath has also entered into a severance benefit agreement with the Company, and is entitled to receive certain benefits upon certain terminations of employment and a change in control under such agreement and his employment agreement, which benefits are summarized below in “Potential Payments Upon Termination or Change in Control.”

Employment Agreements and Other Compensation Arrangements (Former Employee)

Kal Raman. We entered into an employment agreement with Mr. Raman on April 19, 2012 when he was hired as the Company’s Senior Vice President, Americas. Mr. Raman received an annual base salary and was also eligible for an annual performance bonus with a target amount of 100% of his base salary. When hired, Mr. Raman also received (1) a signing and relocation bonus of $400,000, paid in two equal installments, 30 days and six months after his start date and (2) an equity award of 600,000 restricted stock units that was scheduled to vest over four years. 25% of the restricted stock units vested on the one-year anniversary of his employment, and 1/16th vested in each of the subsequent quarters, subject to his continued employment at each vesting date. Mr. Raman was eligible to participate in the benefit programs generally available to senior executives of the Company. His employment agreement was amended on January 29, 2013 to provide that Mr. Raman is not required to relocate to Chicago and that the Company will provide reimbursement for his housing expenses in Chicago and travel to and from his residence and Chicago beyond the original six month term. Mr. Raman’s employment agreement was further amended on February 18, 2014 to clarify his title as “Chief Operating Officer” and to provide Mr. Raman with benefits upon certain terminations of employment and a change in control. Mr. Raman’s employment agreement was further amended on August 5, 2014 to clarify his title as “Chief Executive Officer, APAC Region” and to provide Mr. Raman with benefits upon certain terminations of employment and a change in control. Upon his resignation, effective November 7, 2014, he received the benefits described below in “Resignation of Former Executive Officer.”

Pension Benefits

Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our Named Executive Officers are entitled to participate or receive post-retirement benefits.

Non-Qualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans or arrangements in which our Named Executive Officers are entitled to participate.

Hedging and Pledging Policy

Our directors and executive officers are prohibited from hedging their ownership of Company stock, including trading in options, puts, calls, or other derivative instruments related to Company stock or debt. They are also prohibited from pledging their stock as collateral for a loan and from holding their stock as collateral in a margin account. Exceptions to the pledging prohibition may be granted by the Company’s General Counsel and Chief Financial Officer (or, in certain cases, the Chairman of the Board or Chairman of the Audit Committee) if the requesting person demonstrates the financial capacity to repay the loan without resort to the pledged securities.

Incentive Plans

2011 Incentive Plan

We established the 2011 Incentive Plan (referred to herein as the 2011 Plan) effective August 17, 2011, and amended the plan effective November 6, 2013 to increase the amount of authorized shares to 65 million shares and to increase the individual award limit per year to 7.5 million shares. We also amended the Plan on May 21, 2014 to increase the amount of authorized shares to 100 million shares. The purpose of the 2011 Plan is to advance the interests of the Company and its subsidiaries by providing a variety of equity-based and cash incentives designed to motivate, retain and attract employees, directors, consultants, independent contractors, agents, and other persons providing services to the Company through the acquisition of a larger personal financial interest in the Company. The 2011 Plan provides for the award of incentive stock options, nonqualified stock options, stock appreciation rights, cash incentive awards, and a variety of full value awards (including restricted stock, restricted stock units, deferred stock, deferred stock units, performance shares, and performance share units). The 2011 Plan was approved by our stockholders at our Annual Meeting in 2012 and 2013 in order to allow us the flexibility to grant certain awards that may qualify as performance-based compensation under Section 162(m) of the Code and therefore be exempt from the cap on our tax deductions that may be imposed by Section 162(m) of the Code.

2010 Stock Plan

We established the 2010 Stock Plan, originally effective April 16, 2010 and most recently amended on April 1, 2011, referred to herein as the 2010 Plan. No new awards may be granted under the 2010 Plan following our initial public offering; however, awards previously granted and outstanding under the 2010 Plan remain subject to the terms of the 2010 Plan and the applicable award agreements. The purpose of the 2010 Plan is to advance the interests of the Company, and our affiliates and stockholders, by providing incentives to retain and reward participants and motivate them to contribute to our growth and profitability. The 2010 Plan provides for the award of incentive stock options, nonqualified stock options, restricted stock purchase rights, restricted stock units, and restricted stock bonuses.

2008 Stock Option Plan

We established the 2008 Stock Option Plan, originally effective January 15, 2008, referred to herein as the 2008 Plan. The 2008 Plan was frozen in December 2010; however, option awards previously granted and outstanding under the 2008 Plan remain subject to the terms of the 2008 Plan and the applicable award agreement. The purpose of the 2008 Plan is to advance the interests of the Company and our affiliates and stockholders, by providing incentives to retain and reward participants and motivate them to contribute to our growth and profitability. The 2008 Plan provided for the award of incentive stock options and nonqualified stock options.

2012 Employee Stock Purchase Plan

We established the 2012 Employee Stock Purchase Plan (referred to herein as the “Purchase Plan”) effective January 1, 2012. The Purchase Plan is intended to meet the requirements of an “employee stock purchase plan,” as defined in Section 423 of the Code. The purpose of the Purchase Plan is to provide eligible employees of the Company and its participating affiliates with the opportunity to acquire our common shares at a specified discount from the fair market value as permitted by Code Section 423. The Compensation Committee administers the Purchase Plan and the Board may amend or terminate the Purchase Plan subject to obtaining any required stockholder approval. The Board views the Purchase Plan as beneficial to the Company and its stockholders, as it more closely aligns the interests of our employees with the interests of our stockholders. The Purchase Plan was approved at our 2012 Annual Meeting as required by the terms of Section 423 of the Code.

401(k) Plan

Our 401(k) plan, in which all employees are generally eligible to participate, allows participants to defer amounts of their annual compensation before taxes, up to the maximum amount specified by the Code, which was $17,500 per person for calendar year 2014, and permits participants who turned age 50 by the end of the taxable year to elect to defer an additional catch-up contribution of $5,500 to the 401(k) plan during the year. Elective deferrals are immediately vested and nonforfeitable upon contribution by the employee.

Post-Employment Compensation

Messrs. Child, Viswanath, Drobny and Stevens are party to, and Mr. Raman was (prior to his resignation) party to, employment agreements with Groupon, which set forth the terms and conditions of their employment, including post-employment arrangements. These agreements provide for certain benefits in the event of the Named Executive Officer’s termination of employment under specified circumstances or upon a change in control. We believe that our extension of these post-employment and change in control benefits is necessary in order to remain competitive with market practice. The material terms of these post-employment arrangements are set forth in “Potential Payments Upon Termination or Change in Control” for all Named Executive Officers other than Mr. Raman, and “Resignation of Former Executive Officer” for Mr. Raman, whose employment terminated in November 2014.

Effect of Accounting and Tax Treatment on Compensation Decisions

Accounting Treatment. We recognize a charge to earnings for equity awards, which is generally recognized on a straight-line basis over the service period during which the awards are expected to vest. We expect that our Compensation Committee will continue to review and consider the accounting impact of equity awards in addition to considering the impact for dilution when deciding on amounts and terms of equity grants.

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, or the “Code,” may limit the amount that we may deduct from our federal income taxes for compensation paid to our executive officers to one million dollars per executive officer per year, unless certain requirements are met. Code Section 162(m) provides an exception from this deduction limit for certain forms of performance-based compensation. While our Compensation Committee is mindful of the benefit to us of the full deductibility of compensation, the Board and the Compensation Committee believe that we should not be constrained by the requirements of the Code Section 162(m) exception where those requirements would impair our flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Board and the Compensation Committee have not adopted a policy that would require that all compensation be deductible. We intend to continue to compensate our executive officers in a manner consistent with the best interests of the Company and our stockholders.

Taxation of Parachute Payments and Deferred Compensation. We do not provide and have no obligation to provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceed certain limits prescribed by the Code, and that the employer may forfeit a deduction on the amounts subject to this additional tax. Our 2011 Plan and our 2010 Plan permit a participant to elect, in his or her discretion, to reduce a payment or acceleration of vesting under the applicable plan to the extent necessary to avoid the imposition of an excise tax under Sections 280G and 4999. Section 409A of the Code also may impose significant taxes on a service provider in the event that he or she receives deferred compensation that does not comply with the requirements of Code Section 409A. We have structured our compensation arrangements with the intention of complying with or otherwise being exempt from the requirements of Code Section 409A. Further, our 2011 Plan and our 2010 Plan provide that the Board may amend the terms of each plan or any award agreement to the extent necessary to comply with or effectuate an exemption from the requirements of Code Section 409A.

NAMED EXECUTIVE OFFICER COMPENSATION

2014 SUMMARY COMPENSATION TABLE

The executive compensation disclosure contained in this section reflects compensation information for the years ended December 31 of 2014, 2013, and 2012, respectively. The following Summary Compensation Table for Fiscal Years 2014, 2013, and 2012 contains compensation information for our Named Executive Officers: (1) Mr. Lefkofsky, who has served as Chief Executive Officer since August 5, 2013 and served in the Office of the CEO from February 28, 2013 until August 5, 2013; (2) Mr. Child, who served as Chief Financial Officer during 2014, 2013 and 2012; (3) Messrs. Drobny, Stevens and Viswanath , who were our other three most highly compensated executive officers serving as of December 31, 2014; and (4) Mr. Raman, who served in the Office of the Chief Operating Officer until August 5, 2014. No compensation information is provided for 2012 for Mr. Lefkofsky (who became a Named Executive Officer in 2013), or 2012 or 2013 for Messrs. Drobny, Stevens and Viswanath (who each became Named Executive Officers in 2014).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation (4)	Total Compensation
Eric Lefkofsky	2014	—	—	—	—	—
Chief Executive Officer	2013	—	—	7,109,996	—	7,109,996
Jason Child	2014	397,575	251,750	5,841,560	4,057	6,494,942
Chief Financial Officer	2013	380,000	237,500	4,695,720	8,887	5,322,167
	2012	371,875	350,000	—	7,300	729,175
Dane Drobny	2014	182,533	287,500	5,530,875	1,080	6,001,988
General Counsel & Corporate Secretary
Brian Stevens	2014	305,562	305,562	342,160	2,160	955,444
Chief Accounting Officer
Sri Viswanath(5)	2014	418,500	185,500	4,292,360	—	4,896,360
Chief Technology Officer
Kal Raman(6)	2014	494,045	300,000	4,877,000	48,368	5,719,414
Former Chief Operating Officer	2013	450,000	225,000	5,400,000	64,492	6,139,492
	2012	284,659	400,000	7,582,250	78,004	8,344,913

(1)	Mr. Lefkofsky did not take a salary during his tenure in the Office of the CEO, and Mr. Lefkofsky’s pro-rata salary in 2014 for his tenure as CEO was approximately $1.

(2)	Amounts disclosed in this column relate to (i) for Mr. Child, in 2014 a discretionary bonus of $251,750, in 2013 a discretionary bonus of $237,500 and in 2012 a $350,000 guaranteed bonus; (ii) for Mr. Drobny, in 2014 a $100,000 signing bonus and a guaranteed pro-rata portion of his annual target bonus for 2014 pursuant to his employment agreement; (iii) for Mr. Stevens, in 2014 a discretionary bonus of $305,562; and (iv) for Mr. Viswanath, in 2014 a discretionary bonus of $185,500; (v) for Mr. Raman, in 2014 a discretionary bonus of $300,000, in 2013 a discretionary bonus of $225,000, and in 2012, a $400,000 signing and relocation bonus.

(3)	Amounts disclosed in this column relate to grants of RSUs made under the 2011 and 2010 Plans. With respect to each RSU grant, the amounts disclosed generally reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Grant date fair value for each RSU are set forth in Note 11 to the Company’s audited consolidated financial statements for the year ended December 31, 2014 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and do not reflect amounts actually paid to, or realized by, the Named Executive Officers in 2014, 2013, or 2012. For further information on the RSU grants made in 2014, see the “Grants of Plan-Based Awards in 2014” table below.

(4)	Amounts disclosed in this column include (i) amounts paid to reimburse our Named Executive Officers for the cost of participation in our group health and welfare plans for the first three months of the year after which the Named Executive Officers were responsible for the payment of their own health and welfare premiums, (ii) amounts incurred on behalf of Messrs. Child, Drobny and Stevens for parking costs at the Company’s headquarters in Chicago, Illinois, (iii) for Mr. Raman, in 2014, 2013 and 2012, respectively, $30,962 , $41,283 and $24,263 in temporary housing costs, $1,752, $2,336 and $368 in Company paid meals in connection with time worked at the Company’s headquarters, $14,484, $19,313 and $52,295 in Company paid airfare and $1,170, $1,560 and $1,078 in Company paid ground transportation incurred in connection with traveling between the Company’s headquarters and his permanent residence.

(5)	Mr. Viswanath was appointed as our Senior Vice President, Engineering and Operations on April 10, 2013 and as our Chief Technology Officer on October 31, 2014. Prior to his appointment, no single individual served in the capacity of or performed the functions of Chief Technology Officer of the Company.

(6)	Mr. Raman joined us as Senior Vice President, Americas on May 7, 2012, was promoted to Chief Operating Officer on August 6, 2012 and became President, APAC on August 5, 2014. Mr. Raman resigned from the company effective November 7, 2014.

GRANTS OF PLAN-BASED AWARDS IN 2014

The following table sets forth information regarding grants of awards made to our Named Executive Officers during 2014. We did not grant any option awards or plan-based cash awards during 2014.

Name	Grant Date		Number of Securities Underlying Restricted Stock Units (#)	Grant Date Fair Value of Stock Awards ($)(1)
Eric Lefkofsky	—		—	—
Jason Child	2/18/14	(2)	400,000	4,104,000
	12/10/14	(3)	242,000	1,737,560
Dane Drobny	7/7/14	(4)	857,500	5,530,875
Brian Stevens	7/15/14	(5)	40,000	256,000
	12/10/14	(3)	12,000	86,160
Sri Viswanath	2/18/14	(2)	270,000	2,770,200
	12/10/14	(3)	212,000	1,522,160
Kal Raman	1/10/14	(6)	200,000	2,312,000
	2/18/14	(2)	250,000	2,565,000

(1)	Reflects grant date fair value of restricted stock units computed in accordance with FASB ASC Topic 718. Assumptions underlying the valuations are set forth in footnote 3 to the Summary Compensation Table above. These amounts do not correspond to the actual value that may be realized by the Named Executive Officers.

(2)	Reflects the award of restricted stock units under the 2011 Plan as part of a 2014 compensation review.

(3)	Reflects the award of restricted stock units under the 2011 Plan. This grant was a one-time occurrence to bridge the gap between planned target compensation and actual compensation delivered as a result of stock price assumptions used at the time of planning.

(4)	Reflects the new hire award of restricted stock units under the 2011 Plan.

(5)	Reflects the award of restricted stock units under the 2011 Plan as part of a 2014 compensation review.

(6)	Reflects the award of restricted stock units under the 2011 Plan. On January 10, 2014, the Company granted Mr. Raman a restricted stock unit award of 200,000 shares in order to provide his full 2013 award, of which 200,000 shares were rescinded in order to comply with the then-applicable share limit under 2011 Incentive Plan.

OUTSTANDING EQUITY AWARDS AT 2014 YEAR-END

The following table lists all outstanding equity awards held by our Named Executive Officers as of December 31, 2014. These unit amounts have been adjusted, as applicable, to reflect (i) a two-for-one forward stock split completed in January 2011 and (ii) a two-for-one forward stock split completed in October 2011. There were no outstanding option awards as of December 31, 2014. See “Potential Payments on Termination or Change-in-Control” for information regarding the impact of certain employment termination scenarios on outstanding equity awards.

Name	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(15)
Eric Lefkofsky	300,000	(1)	2,478,000
Jason Child	240,000 20,000 390,000 350,000 242,000	(2) (3) (4) (5) (6)	1,982,400 165,200 3,221,400 2,891,000 1,998,920
Dane Drobny	857,500	(7)	7,082,950
Brian Stevens	122,951 40,000 12,000	(8) (9) (10)	1,015,575 330,400 99,120
Sri Viswanath	625,000 150,000 212,000	(11) (12) (13)	5,162,500 1,239,000 1,751,120
Kal Raman	—	(14)	—

(1)	Restricted stock units vest according to the following schedule: 400,000 vested on August 6, 2014, and an additional 100,000 vest on the 6th day of each subsequent three-month period following the initial vesting event. Vesting is subject to Mr. Lefkofsky’s continued employment up to and including each applicable vesting date.

(2)	Restricted stock units vest according to the following schedule: 240,000 vested on December 20, 2011, and an additional 60,000 vest on the 20th day of each subsequent three-month period following the initial vesting event. Vesting is subject to Mr. Child’s continued employment by the Company up to and including each applicable vesting date.

(3)	Restricted stock units vest according to the following schedule: 20,000 vested on December 20, 2011, and an additional 5,000 vest on the 20th day of each subsequent three-month period following the initial vesting event. Vesting is subject to Mr. Child’s continued employment by the Company up to and including each applicable vesting date.

(4)	Restricted stock units vest according to the following schedule: 195,000 vested on December 15, 2013, and an additional 48,750 vest on the 15th day of each subsequent three-month period following the initial vesting event. Vesting is subject to Mr. Child’s continued employment by the Company up to and including each applicable vesting date.

(5)	Restricted stock units vest according to the following schedule: 50,000 vested on December 31, 2014, an additional 12,500 vest on the last day of each subsequent three-month period through 2015, and an additional 37,500 vest on the last day of each subsequent three-month period beginning in 2016 until all shares have vested. Vesting is subject to Mr. Child’s continued employment by the Company up to and including each applicable vesting date.

(6)	Restricted stock units vest according to the following schedule: 18,750 vested on March 1, 2015, an additional 110,750 vest on June 1, 2015, and an 18,750 vest on the first day of each subsequent three-month period following the initial vesting event. Vesting is subject to Mr. Child’s continued employment by the Company up to and including each applicable vesting date.

(7)

Restricted stock units vest according to the following schedule: 214,375 vest on July 7, 2015, and an additional 53,593 vest on the 7th day of each subsequent three-month period following the initial vesting event. Vesting is subject to Mr. Drobny’s continued employment by the Company up to and including each applicable vesting date.

(8)

Restricted stock units vest according to the following schedule: 70,257 vested on September 10, 2013, and an additional 17,564 vest on the 10th day of each subsequent three-month period following the initial vesting event. Vesting is subject to Mr. Stevens’ continued employment by the Company up to and including each applicable vesting date.

(9)	Restricted stock units vest according to the following schedule: 8,000 vest on December 31, 2016, and an additional 8,000 vest on the last day of each subsequent three-month period following the initial vesting event. Vesting is subject to Mr. Stevens’ continued employment by the Company up to and including each applicable vesting date.

(10)	Restricted stock units vest according to the following schedule: 12,000 vest on June 1, 2015. Vesting is subject to Mr. Stevens’ continued employment by the Company up to and including each applicable vesting date.

(11)	Restricted stock units vest according to the following schedule: 62,500 vested on July 13, 2013, and an additional 62,500 vest on the last day of each subsequent three-month period following the initial vesting event. Vesting is subject to Mr. Viswanath’s continued employment by the Company up to and including each applicable vesting date.

(12)	Restricted stock units vest according to the following schedule: 120,000 vested on December 31, 2014, an additional 17,500 vest on the last day of each subsequent three-month period through 2015, 7,500 vest on the last day of each subsequent three-month period through 2016, and 12,500 vest on the last day of each subsequent three-month period through 2017. Vesting is subject to Mr. Viswanath’s continued employment by the Company up to and including each applicable vesting date.

(13)	Restricted stock units vest according to the following schedule: 18,750 vested on March 1, 2015, an additional 80,750 vest on June 1, 2015, and an additional 18,750 vest on the first day of each subsequent three-month period following the original vesting event. Vesting is subject to Mr. Viswanath’s continued employment by the Company up to and including each applicable vesting date.

(14)	Upon termination, all outstanding shares were forfeited by Mr. Raman. For more information, please see “Resignation of Former Executive Officer.”

(15)	Reflects the market value of outstanding restricted stock units, based on the price per share of Class A common stock of $8.26, the closing market price on December 31, 2014. These amounts do not correspond to the actual value that may be realized by the Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED IN 2014

The following table sets forth the number of shares of Class A common stock acquired during 2014 by our Named Executive Officers upon the vesting of restricted stock unit awards and the value realized upon such vesting. These unit amounts have been adjusted, as applicable, to reflect (i) the two-for-one forward stock split completed in January 2011 and (ii) the two-for-one forward stock split completed in October 2011. No stock options vested in 2014.

Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Eric Lefkofsky	500,000	3,220,000
Jason Child	546,700	4,058,324
Dane Drobny	—	—
Brian Stevens	70,258	504,980
Sri Viswanath	370,000	2,943,075
Kal Raman	537,500	3,972,938

(1)	Reflects the aggregate number of shares of Class A common stock underlying the restricted stock unit awards that vested in 2014. Of the amount shown for Mr. Child, 240,884 shares of Class A common stock were withheld to pay taxes due in connection with the vesting. Of the amount shown for Mr. Stevens, 23,047 shares of Class A common stock were withheld to pay taxes due in connection with the vesting. Of the amount shown for Mr. Viswanath, 179,462 shares of Class A common stock were withheld to pay taxes due in connection with the vesting. Of the amount shown for Mr. Raman, 219,731 shares of Class A common stock were withheld to pay taxes due in connection with the vesting. Mr. Lefkofsky elected to pay in cash the taxes due in connection with vesting.

(3)	Calculated by multiplying (i) the fair market value of Class A common stock on the vesting date, which was determined using the closing price on the Nasdaq of a share of Class A common stock on the date of vesting, or if such day is a holiday, on the immediately preceding trading day, by (ii) the number of shares of Class A common stock acquired upon vesting. Of the amount shown for Mr. Child, $2,289,691 represents net proceeds to Mr. Child. Of the amount shown for Mr. Stevens, $338,725 represents net proceeds to Mr. Stevens. Of the amount shown for Mr. Viswanath, $1,532,503 represents net proceeds to Mr. Viswanath. Of the amount shown for Mr. Raman, $2,385,244 represents net proceeds to Mr. Raman.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential Payments pursuant to Mr. Lefkofsky’s Severance Benefit Agreement. Mr. Lefkofsky entered into a severance benefit agreement with us, effective August 6, 2013. Upon a termination of Mr. Lefkofsky’s employment by us other than for “cause” or by the executive for “good reason,” (each, as defined in the severance benefit agreement), Mr. Lefkofsky would be entitled to the following severance benefits: (a) a lump-sum payment equal to six months of base salary; (b) a lump sum payment equal to six months of COBRA payments if he elects COBRA coverage; and (c) full and immediate vesting of all equity-based awards scheduled to vest within six months of the termination date or, if such termination is in connection with a “change in control” (as defined in the severance benefit agreement) of the Company, full and immediate vesting of 50% of all unvested equity-based awards. Mr. Lefkofsky is also subject to non-competition and non-solicitation restrictive covenants for a period of eighteen months following a termination of employment for any reason.

Potential Payments pursuant to Mr. Child’s Employment Agreement and Severance Benefit Agreement. Mr. Child is party to an amended and restated employment agreement with us, dated April 29, 2011, as amended effective January 1, 2012. He also entered into a severance benefit agreement with us effective August 6, 2013. Upon a termination of employment by us without “cause” (as defined in Mr. Child’s severance benefit agreement), exclusive of death or disability, or by Mr. Child for “good reason” (as defined in Mr. Child’s severance benefit agreement), Mr. Child is entitled to receive immediate vesting of the greater of (a) 220,000 unvested restricted stock units (from his original grant of 1,200,000 restricted stock units) and (b) all unvested restricted stock units scheduled to vest within six months of termination or, if the termination occurs on a date within three months prior to or 12 months after the election of a chief executive officer replacing Mr. Lefkofsky, all unvested restricted stock units scheduled to vest within 18 months of termination. For a period of six months following such termination, Mr. Child would also be eligible for (i) continued payment of his base salary, less applicable withholding and (ii) continuation of Company-provided insurance benefits until he has secured insurance benefits elsewhere. Upon a “change in control” (as defined in Mr. Child’s severance benefit agreement), Mr. Child is entitled to immediate vesting of 50% of his then unvested restricted stock units. Mr. Child is also subject to non-competition and non-solicitation restrictive covenants for a period of eighteen months following a termination of employment for any reason. Upon termination of Mr. Child’s employment without cause or for good reason occurring within the six months prior to a change in control (if he reasonably demonstrates that his termination arose in connection with such change in control) or within the 12 months following a change in control, Mr. Child is entitled to immediate vesting of 50% of his then unvested restricted stock units, in addition to the benefits provided to Mr. Child for a termination of his employment without cause or for good reason.

Potential Payments pursuant to Messrs. Drobny’s and Stevens’ Severance Benefit Agreements. Messrs. Drobny and Stevens are parties to the Company’s form severance benefit agreement, effective July 14, 2014 and August 6, 2013, respectively. Upon a termination of Mr. Drobny’s or Mr. Stevens’ employment by the Company without “cause” (as defined in the applicable severance benefit agreement), or upon a termination of employment by either individual for “good reason” (as defined in the applicable severance benefit agreement), such individual is entitled to receive (a) a lump sum payment in an amount equal to six months of such individual’s annual base salary, (b) to the extent such individual is enrolled in COBRA continuation coverage under the Company’s group health plan on the date such payment is made, an additional lump sum payment equal to six times the monthly COBRA premium for such coverage, and (c) continued vesting of such individual’s equity-based awards for six months after the termination date.

If Mr. Drobny or Mr. Stevens’ employment is terminated for good reason or without cause within three months prior to or 12 months following the appointment of a new CEO, then Mr. Drobny is entitled to continued vesting of all equity-based awards through the end of the 12-month period beginning on his termination date, and Mr. Stevens is entitled to continued vesting of all such awards through the end of the six-month period beginning on his termination date. Upon termination of Mr. Drobny or Mr. Stevens’ employment without cause or for good reason occurring within six months prior to a “change in control” (as defined in the applicable severance benefit agreement) (if such individual reasonably demonstrates that his termination arose in connection with such change in control) or within 12 months following a change in control, Mr. Drobny or Mr. Stevens, as applicable, is entitled to immediate vesting at once of 50% of the unvested portion of his equity-based awards and each of his vested stock options shall remain exercisable until the expiration of the terms of such stock options, in addition to the benefits provided to Messrs. Drobny and Stevens for a termination of their respective employment without cause or for good reason. Messrs. Drobny and Stevens are also subject to non-competition and non-solicitation restrictive covenants for a period of 18 months following the termination of their respective employment for any reason.

Potential Payments pursuant to Mr. Viswanath’s Employment Agreement and Severance Benefit Agreement. Mr. Viswanath is party to an employment agreement, effective March 18, 2013, which provides for certain severance benefits in the event of certain terminations of his employment. Effective August 6, 2013 and through December 31, 2015, the original severance terms in such employment agreement have been amended to provide as described below. Upon a termination of Mr. Viswanath’s employment by the Company without “cause” (as defined in the severance benefit agreement) or a termination of employment by Mr. Viswanath for “good reason” (as defined in the severance benefit agreement), he is entitled to receive (a) salary continuation payments for six months, (b) reimbursement of medical, dental and vision premiums for COBRA continuation coverage for six months, and (c) accelerated vesting of his outstanding equity awards that would have vested during the six months after the termination date.

If the Company terminates Mr. Viswanath’s employment without cause or if Mr. Viswanath terminates his employment for good reason following the appointment of a new CEO, he is entitled to accelerated vesting of his outstanding equity awards that would have vested during the 12 months after his termination date and the salary continuation and benefit reimbursement described above. Upon a termination of Mr. Viswanath’s employment without cause or for good reason occurring within the three months prior to a “change in control” (as defined in the severance benefit agreement) or within the 12 months following a change in control, Mr. Viswanath is entitled to (a) a lump sum payment in an amount equal to six months of his base salary, (b) a lump sum payment equal to six months of COBRA medical, dental and vision premiums, and (c) immediate vesting at once of 100% of his outstanding equity awards. Mr. Viswanath also is subject to non-competition and non-solicitation restrictive covenants for a period of 18 months following the termination of his employment for any reason.

The employment of the Named Executive Officers did not actually terminate on December 31, 2014, nor did the Company incur a change in control on December 31, 2014. As a result, the Named Executive Officers did not receive any of the amounts shown in the table below. The actual amounts to be paid to a Named Executive Officer in connection with a termination event or a change in control event can only be determined at the time of such termination event and depend on the circumstances of his termination.

Each Named Executive Officer is entitled to receive amounts earned during the term of employment regardless of the manner of termination. These amounts include accrued base salary and other employee benefits to which the Named Executive Officer was entitled on the date of termination, and are not shown in the table below.

Executive	Payment Elements	Change in Control ($)		Qualifying Termination- Change in Control ($)(1)(2)(3)		Termination Without Cause or for Good Reason ($)
Eric Lefkofsky	Salary	—		1		1
	Restricted Stock Units	—		1,239,000		—
	Heath Coverage(4)	—		—		—
	TOTAL	—		1,239,001		1

Jason Child	Salary	—		201,400		201,400
	Restricted Stock Units	5,129,460	(5)	5,129,460	(5)	7,285,320	(6)
	Heath Coverage(4)	—		9,100		9,100
	TOTAL	5,129,460		5,339,960		7,495,820

Sri Viswanath	Salary	—		212,000		212,000
	Restricted Stock Units	—		8,152,620		3,774,820	(7)
	Heath Coverage(4)	—		8,533		8,533
	TOTAL	—		8,373,153		3,995,353

Dane Drobny	Salary	—		187,500		187,500
	Restricted Stock Units	—		3,541,475		2,213,416	(8)
	Heath Coverage(4)	—		9,100		9,100
	TOTAL	—		3,738,075		2,410,016

Brian Stevens	Salary	—		154,500		154,500
	Restricted Stock Units	—		722,548		389,286
	Heath Coverage(4)	—		8,864		8,864
	TOTAL	—		885,912		552,650

Kal Raman(8)	Salary	—		—		—
	Restricted Stock Units	—		—		—
	Heath Coverage(4)	—		—		—
	TOTAL	—		—		—

(1)	Definition of Qualifying Termination is termination by the Company (or its successor) without cause (excluding death or disability) in connection with, or during the one-year period immediately following a change in control.

(2)	Definition of Qualifying Termination is termination by the employee for good reason or by the Company without cause (excluding death or disability) in connection with, or during the three months prior to, the date of a change in control or during the one-year period immediately following a change in control.

(3)	Definition of Qualifying Termination is termination by the employee for good reason in the event a change in control occurs within three months following the date of a termination or if a termination occurs within twelve months following the date of a change in control.

(4)	Represents six months of Company-paid health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, including both the employer and employee portions of the cost. In the case of Mr. Raman, coverage would cease upon the date in which he becomes eligible for health care coverage under another employer’s plan.

(5)	Upon a change in control, Mr. Child is entitled to immediate vesting of 50% of his then unvested restricted stock units.

(6)	If Mr. Child is terminated without cause or for good reason within three months prior to or twelve months after the election of a new CEO who replaces Mr. Lefkofsky, he is entitled to all unvested RSUs scheduled to vest within eighteen months of termination. If Mr. Child is terminated without cause or for good reason other than as described in the preceding sentence, he is entitled to all unvested RSUs scheduled to vest within six months of termination, which totaled $3,155,320 as of December 31, 2014.

(7)	If Mr. Viswanath is terminated without cause or for good reason within three months prior to or twelve months after the election of a new CEO who replaces Mr. Lefkofsky, he is entitled to all unvested RSUs scheduled to vest within twelve months of termination. If Mr. Viswanath is terminated without cause or for good reason other than as described in the preceding sentence, he is entitled to all unvested RSUs scheduled to vest within six months of termination, which totaled $2,143,470 as of December 31, 2014.

(8)	If Mr. Drobny is terminated without cause or for good reason within three months prior to or twelve months after the election of a new CEO who replaces Mr. Lefkofsky, he is entitled to all unvested RSUs scheduled to vest within twelve months of termination.

(9)	Mr. Raman resigned from the Company effective November 7, 2014. Mr. Raman did not receive any payments upon voluntary termination, and he forfeited all of his unvested RSU awards, totaling 1,037,500 shares.

RESIGNATION OF FORMER EXECUTIVE OFFICER

Kal Raman. Mr. Raman served as our Chief Operating Officer until August 5, 2014 and then served as our Chief Operating Officer, APAC until November 7, 2014. Mr. Raman did not receive any cash or other compensation upon his resignation. Mr. Raman also forfeited RSU awards totaling 1,037,500 shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about shares of our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2014, including our 2008 Plan, 2010 Plan, 2011 Plan, and Purchase Plan. No warrants are outstanding under any of the foregoing plans. We refer to these plans and grants collectively as our Equity Compensation Plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under equity Compensation Plans (Excluding Securities reflected in Column (a))
Equity compensation plans approved by security holders	44,616,765	(1)	1.09	(2)	52,412,172	(3)

Equity compensation plans not approved by security holders	—		—		—

Total	44,616,765		1.09		52,412,172

(1)	This amount includes the following:

•	2,262,994 shares that may be issued in connection with outstanding stock options.

•	41,177,431 shares that may be issued in connection with stock awards.

•	160,496 shares that may be issued in connection with directors’ deferred stock awards.

•	1,015,844 shares that may be issued in connection with performance share units.

(2)	Indicates a weighted average price for 2,262,994 outstanding options under our 2008 Plan and our 2010 Plan.

(3)	As of December 31, 2014, 44,043,631 shares remained available for issuance under the 2011 Plan and 8,368,541 shares available for future issuance under the Purchase Plan. Permissible awards under the 2011 Plan include stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards, including awards where vesting, granting, or settlement of which is contingent upon the achievement of specified performance goals, called “performance awards” and cash incentive awards.

COMPENSATION AND RISK

The Company has undertaken a risk review of the Company’s employee compensation plans and arrangements in which our employees (including our executive officers) participate, to determine whether these plans and arrangements have any features that might create undue risks or encourage unnecessary and excessive risk-taking that could threaten the value of the Company. In our review, we considered numerous factors and design elements that manage and mitigate risk, without diminishing the effect of the incentive nature of compensation, including the following:

•	a commission-based incentive program for sales employees that only results in payout based on measurable financial or business critical metrics;

•

annual bonuses with a significant discretionary portion for executive employees that are funded based on Company performance, paid based on a combination of quantitative and/or qualitative factors and individual performance;

•	ownership of a large percentage of our shares and equity-based awards by senior management; and

•

our practice of awarding long-term equity grants upon hire to our executives in order to directly tie the executive’s expectation of compensation to their contributions to the long-term value of the Company.

Based on our review, we concluded that any potential risks arising from our employee compensation programs, including our executive programs, are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2014, Peter Barris, Mellody Hobson, Bradley Keywell and Ann Ziegler served as members of the Compensation Committee. All members of the Committee were independent directors, and no member was an employee or former employee of Groupon. During fiscal year 2014, none of our executive officers served on the Compensation Committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act or the Exchange Act.

Compensation Committee Peter Barris (Chair) Bradley Keywell Ann Ziegler

AUDIT COMMITTEE REPORT

The Audit Committee serves as the representative of the Board with respect to its oversight of:

•	our accounting and financial reporting processes and the audit of our consolidated financial statements;

•	the integrity of our consolidated financial statements;

•	our internal controls;

•	our compliance with legal and regulatory requirements and efficacy of and compliance with our corporate policies;

•	inquiring about significant risks, reviewing our policies for risk assessment and risk management, and assessing the steps management has taken to control these risks;

•	the independent registered public accounting firm’s appointment, qualifications and independence; and

•	the performance of our internal audit function.

The Audit Committee also reviews the performance of our independent registered public accounting firm, Ernst & Young, in the annual audit of our consolidated financial statements and in assignments unrelated to the audit, and reviews the independent registered public accounting firm’s fees.

The Audit Committee is composed of three non-employee directors. The Board has determined that each member of the Audit Committee is independent and that each member qualifies as an “audit committee financial expert” under the SEC rules.

The Audit Committee provides our Board such information and materials as it may deem necessary to make our Board aware of financial matters requiring the attention of our Board. The Audit Committee reviews our financial disclosures and meets privately, outside the presence of our management, with our independent registered public accounting firm. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in our 2014 Annual Report with management, including a discussion of the quality and substance of the accounting principles, the reasonableness of significant judgments made in connection with the audited consolidated financial statements, and the clarity of disclosures in the consolidated financial statements. The Audit Committee reports on these meetings to our Board.

Our management has primary responsibility for preparing our consolidated financial statements and for our financial reporting processes. In addition, our management is responsible for establishing and maintaining adequate internal control over financial reporting.

The Audit Committee reports as follows:

(1) The Audit Committee has reviewed and discussed the audited consolidated financial statements for fiscal year 2014 with our management.

(2) The Audit Committee has discussed with Ernst & Young, our independent registered public accounting firm, the matters required to be discussed under the Public Company Accounting Oversight Board standards.

(3) The Audit Committee has received the written disclosures and the letter from Ernst & Young pursuant to Rule 3526 of the Public Company Accounting Oversight Board, and has discussed with Ernst & Young its independence, including whether the provision of non-audit services to us is compatible with its independence.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee (or by one or more members of the Audit Committee pursuant to any delegated authority) of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that fiscal year, the Audit Committee (or any member or members of the Audit Committee with such delegated authority) must approve the specific service before the independent registered public accounting firm is engaged to perform such services for us.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Groupon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC. The Audit Committee also has selected Ernst & Young as the independent registered public accounting firm for fiscal year 2015. The Board recommends that stockholders ratify this selection at the Annual Meeting.

The foregoing report was submitted by the Audit Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act or the Exchange Act.

Audit Committee Robert Bass (Chair) Peter Barris Daniel Henry

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees billed for professional audit services rendered by Ernst & Young for the audit of Groupon’s annual consolidated financial statements for the years ended December 31, 2014 and 2013, and fees billed for other services rendered by Ernst & Young during those periods.

	Year Ended December 31, 2014	Year Ended December 31, 2013
Audit Fees(1)	$6,303,000	$6,928,000
Audit-Related Fees	—	—
Tax Fees(2)	211,000	1,817,000
Other Fees(3)	2,000	2,000

Total	$6,516,000	$8,747,000

(1)	Audit Fees. Audit fees for the 2014 and 2013 fiscal years include the aggregate fees incurred for the audits of the Company’s annual consolidated financial statements, and audit and review services rendered in connection with other regulatory or statutory filings, for which we have engaged Ernst & Young.

(2)	Tax Fees. Tax fees consist of tax compliance and advisory work related to the Company’s research and development credit, tax incentives, international tax planning and intellectual property. The tax fees for the year ended December 31, 2013 also include tax advisory work related to compensation matters.

(3)	Other Fees. Other fees include access to online accounting and tax research software applications and data.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of Ernst & Young.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has established a policy for pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Each year, the Audit Committee approves the terms on which the independent registered public accounting firm is engaged for the ensuing fiscal year.

PROPOSALS TO BE VOTED ON AT THE MEETING

ELECTION OF DIRECTORS

Our Board currently has eight members. See “Board of Directors.” Set forth below is a list of the eight director nominees for election at the Annual Meeting to hold office for a one-year term until the next annual meeting of stockholders. Directors are elected by a plurality of the votes cast at the Annual Meeting. The nominees were evaluated and recommended by the Nominating and Governance Committee in accordance with its charter and our Corporate Governance Guidelines. For additional information about the nominees and their qualifications, please see “Our Director Nominees.”

Each director nominee listed below has consented to being named in this proxy statement and to serve if elected. However, if any nominee becomes unable to serve, proxy holders will have discretion and authority to vote for another nominee proposed by our Board. Alternatively, our Board may reduce the number of directors to be elected at the Annual Meeting.

Our Board of Directors unanimously recommends a vote FOR the election to the Board of each of the following nominees:

Name	Age	Director Since	Position	Independent
Eric Lefkofsky	45	2006	Chief Executive Officer and Director

Theodore Leonsis	59	2009	Chairman of the Board	✓

Peter Barris	63	2008	Director	✓

Robert Bass	65	2012	Director	✓

Daniel Henry	65	2012	Director	✓

Jeffrey Housenbold	45	2011	Director	✓

Bradley Keywell	45	2006	Director	✓

Ann Ziegler	56	2014	Director	✓

Proxies solicited by the Board will be voted FOR each of the director nominees named above unless stockholders specify a contrary vote.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2015. During 2014, Ernst & Young served as our independent registered public accounting firm and also provided certain tax and other services. For additional information, see “Fees of Independent Registered Public Accounting Firm.” Notwithstanding its selection, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Groupon and its stockholders. If the appointment is not ratified by our stockholders, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm. Representatives of Ernst & Young are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2015 requires the affirmative vote of a majority of the votes represented by the shares of our common stock present at the Annual Meeting in person or by proxy and entitled to vote.

Our Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Proxies solicited by the Board will be voted FOR this proposal unless stockholders specify a contrary vote.

ADVISORY VOTE TO APPROVE OUR NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act, we are asking for your advisory vote to approve the following resolution (the “say-on-pay” resolution):

“RESOLVED, that the stockholders approve, in a nonbinding vote, the compensation of the company’s Named Executive Officers, as disclosed in this proxy statement.”

Advisory approval of this proposal requires the affirmative vote of a majority of the votes represented by the shares of our common stock present at the Annual Meeting in person or by proxy and entitled to vote.

We intend to offer our stockholders the opportunity to cast an advisory vote on executive compensation on an annual basis. Because your vote on the compensation of our Named Executive Officers is advisory, it will not be binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding compensation of our Named Executive Officers.

We are asking that stockholders vote to support the foregoing “say on pay” resolution, for the following reasons:

Pay for Performance

To date, we have designed our compensation practices such that a significant portion of the Named Executive Officers’ total pay package consists of equity-based awards, and therefore the value of the pay packages is tightly correlated with Groupon’s long-term performance.

Sound Design

We designed our executive officer compensation programs to attract, motivate and retain the key executives who drive our success. We also designed our pay packages to align the interests of our executives with those of our long-term stockholders. We achieve our objectives through compensation that:

•	enables us to recruit and retain talented and experienced individuals who are able to develop, implement and deliver on long-term value creation strategies;

•	provides a substantial portion of each executive’s compensation in components that are directly tied to the long-term value and growth of the Company;

•	rewards both Company and individual performance and achievement;

•	ensures that our pay structure does not encourage unnecessary and excessive risk taking; and

•	ensures that our compensation is reasonable and competitive with pay packages made available to executives at companies with which we compete for executive talent.

Our Board of Directors unanimously recommends a vote FOR approval, on a non-binding, advisory basis, of the compensation of our Named Executive Officers as disclosed in this proxy statement.

Proxies solicited by the Board will be voted FOR this proposal unless stockholders specify a contrary vote.

PROPOSALS OF STOCKHOLDERS FOR 2016 ANNUAL MEETING

Stockholders who wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting pursuant to Rule 14a-8 under the Exchange Act must submit their proposals so that they are received at Groupon’s principal executive offices no later than the close of business (5:30 p.m. Central Time) on January 11, 2016. Pursuant to the rules promulgated by the SEC, simply submitting a proposal does not guarantee that it will be included.

In order to be properly brought before the 2016 annual meeting of stockholders, a stockholder’s notice of a matter the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to the Corporate Secretary of Groupon at its principal executive offices not less than 90 nor more than 120 days before the first anniversary of the date of the on which Groupon first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. As a result, any notice given by a stockholder pursuant to these provisions of our Bylaws must be received no earlier than January 11, 2016, and no later than the close of business (5:30 p.m. Central Time) on February 8, 2016, unless our Annual Meeting date occurs more than 30 days before or 60 days after June 18, 2016. In that case, we must receive proposals not earlier than the close of business on the 120th day prior to the date of the 2016 annual meeting and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or the 10th day following the day on which we first make a public announcement of the date of the meeting.

To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaw and SEC requirements. Groupon will not consider any proposal or nomination that is not timely or otherwise does not meet the Bylaw and SEC requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the 2016 annual meeting of stockholders must be addressed to: Corporate Secretary, Groupon, Inc., 600 West Chicago Avenue, Suite 400, Chicago, Illinois 60654. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the proxy intend to vote the shares they represent in accordance with their own judgments.

Upon written request by any stockholder entitled to vote at the Annual Meeting, we will promptly furnish, without charge, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 which we filed with the SEC, including the consolidated financial statements and schedules. If the person requesting the report was not a stockholder of record on April 24, 2015, the request must contain a good faith representation that he or she was a beneficial owner of our common stock at the close of business on that date. Requests should be addressed to Corporate Secretary, Groupon, Inc., 600 West Chicago Avenue, Suite 400, Chicago, Illinois 60654.

DATED: April 29, 2015, Chicago, Illinois.

GROUPON, INC. 600 WEST CHICAGO AVENUE SUITE 400 CHICAGO, IL 60654

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 P.M. Central Time on June 17, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 10:59 P.M. Central Time on June 17, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Groupon, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

GROUPON, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	Unless otherwise specified in the spaces provided, the undersigned’s vote is cast FOR the election of the director nominees in Proposal (1), and FOR Proposals (2) and (3), as more fully described in the accompanying Proxy Statement.	☐	☐	☐
1. Election of Directors
Nominees:
01) Eric Lefkofsky 02) Peter Barris 03) Robert Bass 04) Daniel Henry	05) Jeffrey Housenbold 06) Bradley Keywell 07) Theodore Leonsis 08) Ann Ziegler

						For	Against	Abstain
	2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for fiscal year 2015.					☐	☐	☐
	3. To approve, on an advisory basis, the compensation of our executive officers.					☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Your signature should appear exactly the same as your name appears. If signing as attorney, executor, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When a corporation gives the proxy, it should be signed by an authorized officer and the corporate seal affixed.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting, the Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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GROUPON, INC.

Solicited by the Board of Directors for the

Annual Meeting of Stockholders on June 18, 2015

The undersigned hereby appoints Eric Lefkofsky, Jason Child and Dane Drobny, and each of them, jointly and severally, proxies with full power of substitution, to vote all stock of Groupon, Inc. (the “Company”) which the undersigned is entitled to vote at the Company’s Annual Meeting of Stockholders to be held on June 18, 2015 at Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601, at 10:00 a.m. Central Time, and any adjournment or postponement thereof, hereby ratifying all the said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as stated on the reverse side.

Important Notice: All meeting attendees may be asked to present a valid, government-issued photo identification card (federal, state or local), such as a driver’s license or passport, before entering the meeting. If the shares are held in street name with a bank or brokerage account and you plan to attend the annual meeting, please also bring a recent bank or brokerage statement showing owned shares of the Company on the record date of April 24, 2015. In addition, video and audio recording devices and other electronic devices will not be permitted at the meeting and attendees will be subject to security inspections.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, the Proxy Statement and Annual Report on Form 10-K of Groupon, Inc.

Continued and to be signed on reverse side